Exhibit 99.5

Nalco Holding Company and Subsidiaries

Consolidated Financial Statements

Reports of Independent Registered Public Accounting Firm	Page 2
Consolidated Financial Statements	Page 4

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Nalco Holding Company

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, equity and cash flows present fairly, in all material respects, the financial position of Nalco Holding Company and its subsidiaries at December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 25, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Nalco Holding Company

We have audited the consolidated balance sheet of Nalco Holding Company and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nalco Holding Company and subsidiaries at December 31, 2009, and the consolidated results of their operations and their cash flows for each of the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
February 26, 2010

Nalco Holding Company and Subsidiaries

Consolidated Balance Sheets

(dollars in millions)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$128.1	$127.6
Trade accounts receivable, less allowances of $13.2 and $17.8 in 2010 and 2009, respectively	765.5	681.2
Inventories	330.0	313.8
Deferred income taxes	63.9	25.6
Prepaid expenses, taxes and other current assets	147.2	96.6

Total current assets	1,434.7	1,244.8
Property, plant, and equipment, net	729.1	678.1
Goodwill	1,844.1	1,800.0
Other intangible assets, net	1,023.3	1,055.9
Deferred financing costs	73.6	60.9
Other noncurrent assets	118.9	125.1

Total assets	$5,223.7	$4,964.8

Liabilities and equity
Current liabilities:
Accounts payable	$356.5	$315.4
Accrued expenses	214.2	209.2
Accrued compensation	134.5	139.0
Short-term debt	90.0	229.8
Income taxes	63.0	32.4

Total current liabilities	858.2	925.8
Long-term debt	2,782.0	2,714.3
Deferred income taxes	260.3	202.9
Accrued pension benefits	405.6	418.1
Other liabilities	190.1	212.1

Total liabilities	4,496.2	4,473.2

Equity:
Nalco Holding Company shareholders’ equity:
Common stock, par value $0.01 per share; authorized 500,000,000 shares; 147,925,072 shares and 147,730,531 shares issued in 2010 and 2009, respectively	1.4	1.4
Additional paid-in capital	800.7	776.1
Treasury stock, at cost; 9,535,943 shares in 2010 and 2009	(211.3)	(211.3)
Accumulated deficit	(45.6)	(227.8)
Accumulated other comprehensive income	151.6	133.2

Nalco Holding Company shareholders’ equity	696.8	471.6
Noncontrolling interests	30.7	20.0

Total equity	727.5	491.6

Total liabilities and equity	$5,223.7	$4,964.8

See notes to consolidated financial statements.

Nalco Holding Company and Subsidiaries

Consolidated Statements of Operations

(dollars in millions, except per share amounts)

	Year ended December 31
	2010	2009	2008
Net sales	$4,250.5	$3,746.8	$4,212.4
Operating costs and expenses:
Cost of product sold	2,336.7	2,040.9	2,381.8
Selling, administrative and research expenses	1,285.4	1,206.3	1,246.5
Amortization of intangible assets	43.2	47.9	56.8
Restructuring expenses	2.6	47.8	33.4
Gain on divestiture	—	—	(38.1)
Impairment of goodwill	4.9	—	544.2

Total operating costs and expenses	3,672.8	3,342.9	4,224.6

Operating earnings (loss)	577.7	403.9	(12.2)
Other income (expense), net	(45.1)	(17.6)	(17.4)
Interest income	4.3	3.9	8.3
Interest expense	(231.9)	(254.5)	(258.8)

Earnings (loss) before income taxes	305.0	135.7	(280.1)
Income tax provision	103.3	67.8	54.5

Net earnings (loss)	201.7	67.9	(334.6)
Less: Net earnings attributable to noncontrolling interests	5.5	7.4	8.0

Net earnings (loss) attributable to Nalco Holding Company	$196.2	$60.5	$(342.6)

Net earnings (loss) per share attributable to Nalco Holding Company common shareholders:
Basic	$1.42	$0.44	$(2.44)

Diluted	$1.41	$0.44	$(2.44)

Weighted-average shares outstanding (millions):
Basic	138.3	138.2	140.1

Diluted	139.4	138.6	140.1

See notes to consolidated financial statements.

Nalco Holding Company and Subsidiaries

Consolidated Statements of Equity

(dollars in millions, except per share amounts)

	Nalco Holding Company Shareholders’ Equity
	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interests	Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Balance at January 1, 2008	144,377,068	$1.4	4,588,500	$(108.0)	$749.7	$100.7	$374.0	$16.7
Share-based compensation	238,647	—	—	—	6.5	—	—	—
Reclassification of restricted stock no longer subject to cash settlement	—	—	—	—	8.0	—	—	—
Warrant exercise	2,126,650	—	—	—	—	—	—	—
Exercise of stock options	21,665	—	—	—	0.3	—	—	—
Increase in redemption value of noncontrolling interest	—	—	—	—	—	(5.1)	—	—
Purchases of treasury stock	—	—	4,947,443	(103.3)	—	—	—	—
Dividends on common stock ($0.14 per share)	—	—	—	—	—	(19.6)	—	—
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	—	—	—	(7.7)
Other changes in noncontrolling interests	—	—	—	—	—	—	—	(0.3)
Net loss	—	—	—	—	—	(342.6)	—	8.0	$(334.6)
Other comprehensive income (loss):
Net actuarial losses — net of tax benefit of $18.6	—	—	—	—	—	—	(30.7)	—	(30.7)
Net prior service cost — net of tax benefit of $1.6	—	—	—	—	—	—	(5.2)	—	(5.2)
Gain on derivatives — net of tax of $0.8	—	—	—	—	—	—	1.3	—	1.3
Currency translation adjustments — net of tax of $12.3	—	—	—	—	—	—	(231.4)	2.7	(228.7)

Comprehensive loss									(597.9)

Nalco Holding Company and Subsidiaries

Consolidated Statements of Equity (continued)

(dollars in millions, except per share amounts)

	Nalco Holding Company Shareholders’ Equity
	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interests	Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Less: Comprehensive income attributable to noncontrolling interests								—	10.7

Comprehensive loss attributable to Nalco Holding Company								—	$(608.6)

Adjustment to adopt ASC 715-20-65-1 measurement provision:
Service cost, interest cost and expected return on plan assets for December 2007, net of tax benefit of $1.4	—	—	—	—	—	(2.7)	—	—
Amortization of net prior service credit for December 2007, net of tax of $0.2	—	—	—	—	—	0.4	(0.4)	—
Amortization of net gain for December 2007, net of tax of $0.1	—	—	—	—	—	0.1	(0.1)	—

Balance at December 31, 2008	146,764,030	1.4	9,535,943	(211.3)	764.5	(268.8)	107.5	19.4

Nalco Holding Company and Subsidiaries

Consolidated Statements of Equity (continued)

(dollars in millions, except per share amounts)

	Nalco Holding Company Shareholders’ Equity
	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interests	Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Share-based compensation	308,272	—	—	—	11.1	—	—	—
Warrant exercise	625,299	—	—	—	—	—	—	—
Exercise of stock options	32,930	—	—	—	0.5	—	—	—
Increase in redemption value of noncontrolling interest	—	—	—	—	—	(0.2)	—	—
Dividends on common stock ($0.14 per share)	—	—	—	—	—	(19.3)	—	—
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	—	—	—	(7.2)
Other changes in noncontrolling interests	—	—	—	—	—	—	—	0.5
Net earnings	—	—	—	—	—	60.5	—	7.4	$67.9
Other comprehensive income (loss):
Net actuarial losses — net of tax benefit of $36.2	—	—	—	—	—	—	(106.4)	—	(106.4)
Net prior service credit — net of tax benefit of $2.1	—	—	—	—	—	—	14.0	—	14.0
Gain on derivatives — net of tax of $0.4	—	—	—	—	—	—	0.6	—	0.6
Currency translation adjustments — net of tax benefit of $8.1	—	—	—	—	—	—	117.5	(0.1)	117.4

Comprehensive income									93.5
Less: Comprehensive income attributable to noncontrolling interests									7.3

Comprehensive income attributable to Nalco Holding Company									$86.2

Balance at December 31, 2009	147,730,531	1.4	9,535,943	(211.3)	776.1	(227.8)	133.2	20.0

Nalco Holding Company and Subsidiaries

Consolidated Statements of Equity (continued)

(dollars in millions, except per share amounts)

	Nalco Holding Company Shareholders’ Equity
	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interests	Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Share-based compensation	128,257	—	—	—	18.7	—	—	—
Exercise of stock options	66,284	—	—	—	1.2	—	—	—
Acquisition without the transfer of consideration	—	—	—	—	10.3	—	—	10.2
Dividends on common stock ($0.14 per share)	—	—	—	—	—	(19.3)	—	—
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	—	—	—	(6.4)
Additional investments in subsidiaries and other changes in non-controlling interests	—	—	—	—	(5.6)	5.3	—	(0.7)
Net earnings	—	—	—	—	—	196.2	—	5.5	$201.7
Other comprehensive income (loss):
Net actuarial losses — net of tax benefit of $3.4	—	—	—	—	—	—	(4.5)	(0.1)	(4.6)
Net prior service credit — net of tax of $2.8	—	—	—	—	—	—	3.6	—	3.6
Currency translation adjustments — net of tax of $7.4	—	—	—	—	—	—	19.3	2.2	21.5

Comprehensive income									222.2
Less: Comprehensive income attributable to noncontrolling interests									7.6

Comprehensive income attributable to Nalco Holding Company									$214.6

Balance at December 31, 2010	147,925,072	$1.4	9,535,943	$(211.3)	$800.7	$(45.6)	$151.6	$30.7

See notes to consolidated financial statements.

Nalco Holding Company and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in millions)

	Year ended December 31
	2010	2009	2008
Operating activities
Net earnings (loss)	$201.7	$67.9	$(334.6)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	123.1	142.3	136.6
Amortization	43.2	47.9	56.8
Gain on divestiture	—	—	(38.1)
Impairment of goodwill	4.9	—	544.2
Amortization of deferred financing costs and accretion of senior discount notes	11.8	11.0	48.0
Loss on early extinguishment of debt	27.4	20.5	—
Equity in earnings of unconsolidated subsidiaries, net of distributions	0.7	1.2	1.9
Deferred income taxes	15.0	(6.3)	(30.7)
Amortization of unearned employee profit sharing and accretion of obligation	—	23.3	20.1
Defined benefit pension plan expense	21.6	47.3	45.1
Defined benefit pension plan contributions	(66.9)	(72.9)	(86.2)
Other, net	51.4	42.6	14.2
Changes in current assets and liabilities:
Trade accounts receivable	(92.1)	133.7	(18.0)
Inventories	(15.9)	117.1	(92.8)
Accounts payable	37.1	7.5	(7.0)
Other	(15.8)	10.7	23.6

Net cash provided by operating activities	347.2	593.8	283.1
Investing activities
Additions to property, plant, and equipment, net	(156.3)	(102.2)	(133.1)
Business purchases	(39.5)	(27.6)	(21.7)
Net proceeds from business divestiture	—	—	74.1
Other investing activities	1.8	(6.0)	(14.7)

Net cash used for investing activities	(194.0)	(135.8)	(95.4)
Financing activities
Cash dividends	(19.3)	(19.3)	(19.7)
Proceeds from long-term debt	1,823.4	1,511.6	34.0
Payments of long-term debt	(1,724.3)	(1,772.9)	(70.8)
Short-term debt, net	(157.4)	(45.7)	(65.8)
Redemption premium on early extinguishment of debt	(17.8)	(9.2)	—
Deferred financing costs	(28.9)	(54.7)	—
Purchases of treasury stock	—	—	(103.3)
Other financing activities	(11.3)	(8.4)	(7.3)

Net cash used for financing activities	(135.6)	(398.6)	(232.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(17.1)	6.4	(12.9)

Increase (decrease) in cash and cash equivalents	0.5	65.8	(58.1)
Cash and cash equivalents at beginning of the period	127.6	61.8	119.9

Cash and cash equivalents at end of the period	$128.1	$127.6	$61.8

Supplemental cash flows information
Cash paid during the period for:
Interest	$226.2	$234.0	$213.7
Income taxes	94.3	68.5	84.5

See notes to consolidated financial statements.

Nalco Holding Company and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in millions, except per share amounts)

December 31, 2010

1.    Description of Business and Change in Ownership

Description of Business

We provide essential expertise for water, energy and air through the worldwide manufacture and sale of highly specialized service chemical programs. This includes production and service related to the sale and application of chemicals and technology used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining, and other industrial processes.

Change in Ownership

On November 4, 2003, Nalco Holding Company’s indirect subsidiary, Nalco Holdings LLC (the “Buyer”), a newly formed entity controlled by affiliates of The Blackstone Group, L.P., Apollo Management, L.P., and The Goldman Sachs Group, Inc. (collectively, the “Sponsors”), pursuant to a Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”) with Suez S.A. (“Suez”) and certain of its affiliates, acquired the net assets of Ondeo Nalco Group (as defined below) for $4,127.1 million, including direct costs of the acquisition of $125.6 million, excluding assumed debt of $30.2 million, and subject to certain closing and post-closing adjustments (the “Acquisition”).

The Ondeo Nalco Group (the “Predecessor”) included Ondeo Nalco Company and subsidiaries (“ONC”) and certain subsidiaries of Nalco International SAS (“NIS”) plus Calgon Europe Limited (UK), owned by Degremont (a former related party). Ondeo Industrial Solutions North America, a subsidiary of ONC, was excluded from the Predecessor, as the Buyer did not acquire it.

2.    Summary of Significant Accounting Policies

Basis of Presentation

All intercompany balances and transactions are eliminated. Investments in companies or partnerships in which we do not have control, but have the ability to exercise significant influence over operating and financial policies, are reported using the equity method.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain minor reclassifications have been made to the consolidated balance sheet at December 31, 2009 and consolidated statements of operations for the years ended December 31, 2009 and 2008 to conform to the current year presentation. These reclassifications had no effect on net earnings or equity reported for any period.

Foreign Currency Translation

Local currencies are the functional currencies for most foreign operations. Their balance sheets and income statements are translated at current and average exchange rates, respectively, with any resulting

2.    Summary of Significant Accounting Policies (continued)

translation adjustments included in the currency translation adjustment account in shareholders’ equity. The financial statements of any foreign subsidiaries that operate in highly inflationary environments are translated using a combination of current, average, and historical exchange rates, with the resulting translation impact included in results of operations. Exchange adjustments resulting from transactions executed in different currencies are included in other income (expense), net in the statements of operations. (See Note 17.)

Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. We believe the likelihood of incurring material losses due to concentration of credit risk is remote. The principal financial instruments subject to credit risk are as follows:

Cash and Cash Equivalents

A formal policy exists of placing these instruments in investment grade companies and institutions and limiting the size of deposits with any single entity.

Accounts Receivable

A large number of customers in diverse industries and geographies, as well as the practice of establishing reasonable credit lines, limits credit risk. The allowance for doubtful accounts is adequate to cover potential credit risk losses.

Foreign Exchange Contracts and Derivatives

Formal policies exist, which establish credit limits and investment grade credit criteria of “A” or better for all counterparties.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their face amounts less an allowance for doubtful accounts. On a periodic basis, we evaluate our accounts receivable and establish the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. Our policy is generally to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write-offs are recorded at the time a customer receivable is deemed uncollectible.

Inventory Valuation

Inventories are valued at the lower of cost or market. Approximately 66% and 64% of the inventories at December 31, 2010 and 2009, respectively, are valued using the average cost or first-in, first-out (FIFO) method. The remaining inventories are valued using the last-in, first-out (LIFO) method. Reported inventory amounts would have been $24.3 million and $9.7 million higher at December 31, 2010 and 2009, respectively, if the FIFO method of accounting had been used for all inventories.

The LIFO method is used only in the United States. Most of the countries outside of the United States where we have subsidiaries do not permit the use of the LIFO method. In those countries where its use is permitted, we have not adopted the LIFO method of inventory valuation because the value of the inventories in those countries is not significant.

2.    Summary of Significant Accounting Policies (continued)

Inventories consist of the following:

	December 31, 2010	December 31, 2009
Finished products	$246.0	$232.6
Raw materials and work-in-process	84.0	81.2

	$330.0	$313.8

As of December 31, 2010 and 2009, our finished products inventories included $50.1 million and $47.4 million, respectively, of consignment inventories at customer sites to better serve and meet the needs of our customers.

Property, Plant, and Equipment

Property, plant, and equipment (including major improvements) are recorded at cost. Depreciation of buildings and equipment is calculated over their estimated useful lives generally using the straight-line method. We classify depreciation expense in our consolidated statements of operations as cost of product sold or selling, administrative and research expenses consistent with the utilization of the underlying assets.

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Depreciation expense	$123.1	$142.3	$136.6

The estimated useful lives of the major classes of depreciable assets are as follows:

Classification	Estimated Useful Lives
Buildings	33 to 40 years
Software	5 years
Equipment	3 to 15 years

Property, plant, and equipment consist of the following:

	December 31, 2010	December 31, 2009
Land	$83.7	$83.6
Buildings	248.6	226.3
Software	153.8	154.9
Equipment	1,142.9	1,018.0

	1,629.0	1,482.8
Accumulated depreciation	(899.9)	(804.7)

Property, plant, and equipment, net	$729.1	$678.1

Goodwill and Other Intangible Assets

We assess the recoverability of goodwill and other intangible assets with indefinite lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable.

We have defined our operating segments as our reporting units. We use a two-step process to test goodwill for impairment. First, the reporting unit’s fair value is compared to its carrying value. Fair value

2.    Summary of Significant Accounting Policies (continued)

is estimated using a discounted cash flow approach. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the second step of the impairment test would be performed, which is used to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge would be recorded for the difference if the carrying value exceeds the implied fair value of the goodwill.

We test the carrying value of other intangible assets with indefinite lives by comparing the fair value of the intangible assets to the carrying value. Fair value is estimated using a relief of royalty approach, a discounted cash flow methodology.

We amortize most customer relationship intangibles using a declining-balance method over an estimated useful life of 16 years to reflect the pattern in which the economic benefits of that asset are realized. This amortization method considers the expected rate of customer attrition, which was based on historical attrition data that was also used in estimating the fair value of the customer relationship intangible acquired at the Acquisition date.

The straight-line method is used for all other assets subject to amortization. Patents and developed technology are primarily being amortized over an estimated useful life of 10 years.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs, which is classified in interest expense in the statement of operations, for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Amortization of deferred financing costs	$11.8	$7.7	$9.7

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. The liability is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life.

A reconciliation of the beginning and ending aggregate carrying amount of the asset retirement obligation is shown in the following table:

	2010	2009
Balance as of January 1	$14.7	$4.8
Liabilities incurred	0.9	5.7
Liabilities settled	(0.9)	—
Accretion expense	0.2	0.4
Revisions in estimated liabilities	(5.2)	3.4
Changes due to translation of foreign currencies	(0.3)	0.4

Balance as of December 31	9.4	14.7
Less current portion	(2.5)	(3.7)

Asset retirement obligation, long term	$6.9	$11.0

2.    Summary of Significant Accounting Policies (continued)

A liability has been recorded for remediation and demolition activities at certain manufacturing sites where legal obligations associated with the retirement of tangible long-lived assets exist and potential settlement dates can be determined. The liability for other asset retirement obligations cannot currently be measured as the retirement dates are not yet determinable. We will recognize the liability when sufficient information exists to estimate potential settlement dates.

Income Taxes

Income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases.

Deferred income taxes are provided on the undistributed earnings of foreign subsidiaries except to the extent such earnings are considered to be permanently reinvested in the subsidiary. In cases where available foreign tax credits will not offset income taxes, appropriate provisions are included in the consolidated statement of operations.

Valuation allowances are determined based on the realizability of the deferred tax assets. Relevant factors to determine the realizability of the assets include future taxable income, the expected timing of the reversal of temporary differences, tax planning strategies and the expiration dates of the various tax attributes. Valuation allowances are established for those assets that are determined to be more likely than not to expire without benefit, or for which income of the proper character is not anticipated.

The effect of a valuation allowance for a deferred tax asset that is expected to originate in the current year is included in the annual effective tax rate for the year. The effect of a change in the beginning-of-the-year balance of a valuation allowance resulting from a change in judgment about the realizability of the related deferred tax asset in future years is recognized in the interim period in which the change occurs.

We record liabilities for income tax uncertainties in accordance with the recognition and measurement criteria prescribed in authoritative guidance issued by the Financial Accounting Standards Board (“FASB”). The tax benefits and related reserves are measured throughout the year, taking into account new legislation, regulations, case law and audit results. We recognize income tax-related interest and penalties within the income tax provision.

Derivative Instruments

Derivatives are recognized as either assets or liabilities in the consolidated balance sheets at fair value.

Revenue Recognition

Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized at the time: (1) persuasive evidence of an arrangement exists, (2) ownership and all risks of loss have been transferred to the buyer, (3) the price is fixed and determinable, and (4) collectability is reasonably assured. Revenue from saleable services is recognized when the services are provided to the customer.

Cost of Product Sold

Cost of product sold includes the cost of inventory (materials and conversion costs) sold to customers, shipping and handling costs, and certain warehousing costs. It also includes inbound freight charges, purchasing and receiving costs, packaging, quality assurance costs, internal transfer costs, and other costs

2.    Summary of Significant Accounting Policies (continued)

of our distribution network. It also includes supply chain administration, safety, health and environmental administration, and the costs of labor for services provided, whether as saleable services or as part of a multiple deliverables arrangement.

Selling, Administrative and Research Expenses

Selling expenses include the cost of our sales force and marketing staff and their related expenses.

Administrative expenses primarily represent the cost of support functions, including information technology, finance, human resources and legal, as well as expenses for support facilities, executive management and management incentive plans.

Research and development expenses represent the cost of our research and development personnel and their related expenses, including research facilities. Research and development costs are charged to expense as incurred.

Selling, administrative and research expenses for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Selling expenses	$958.2	$875.6	$969.7
Administrative expenses	246.8	256.3	203.5
Research expenses	80.4	74.4	73.3

Recent Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance that eliminates the qualifying special purpose entity concept, changes the requirements for derecognizing financial assets and requires enhanced disclosures about transfers of financial assets. The guidance also revises earlier guidance for determining whether an entity is a variable interest entity, requires a new approach for determining who should consolidate a variable interest entity, changes when it is necessary to reassess who should consolidate a variable interest entity, and requires enhanced disclosures related to an enterprise’s involvement in variable interest entities. We adopted the guidance effective January 1, 2010, which did not have a material effect on our financial statements.

In October 2009, the FASB issued authoritative guidance that amends earlier guidance addressing the accounting for contractual arrangements in which an entity provides multiple products or services (deliverables) to a customer. The amendments address the unit of accounting for arrangements involving multiple deliverables and how arrangement consideration should be allocated to the separate units of accounting, when applicable, by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The amendments also require that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The guidance is effective for us on January 1, 2011. We do not expect adoption of the guidance to have a material effect on our financial statements.

In October 2009, the FASB issued authoritative guidance that amends earlier guidance for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and nonsoftware components that function together to deliver the tangible product’s essential functionality are no longer within the scope of guidance for recognizing revenue from the sale of software, but would be accounted for in accordance with other authoritative guidance. The guidance is effective for us on January 1, 2011. We do not expect adoption of the guidance to have a material effect on our financial statements.

2.    Summary of Significant Accounting Policies (continued)

In January 2010, the FASB issued authoritative guidance that changes the disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. We adopted the guidance in the first quarter 2010, which did not have an impact on our financial position, results of operations or cash flows.

In December 2010, the FASB issued authoritative guidance that amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The guidance is effective for us January 1, 2011. Any impairment to be recorded upon adoption is to be recognized as an adjustment to beginning retained earnings. We do not expect adoption of the guidance to have any impact on our consolidated financial statements.

In December 2010, the FASB issued authoritative guidance that addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The guidance clarifies that when presenting comparative financial statements, an entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also requires a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Since this guidance impacts disclosure requirements only, its adoption will not have a material impact on our financial statements.

3.    Acquisitions and Divestitures

In December 2007, we purchased an 87.5% interest in Mobotec USA, Inc. (“Mobotec”), a leading provider of combustion optimization and emission reduction capabilities, including engineering, equipment and chemistry for industrial and utility boilers. Concurrent with the purchase of the 87.5% interest in Mobotec, we entered into an agreement with the minority shareholder that provided us with the option to purchase the remaining shares of Mobotec. In August 2010, we exercised our option and acquired the remaining 12.5% interest for approximately $6.1 million.

In July 2010, we acquired substantially all of the business assets of Fabrication Technologies, Inc. (“FabTech”), a North American supplier of enhanced oil recovery (“EOR”) mixing and injection equipment, for an initial installment of $21.5 million. The purchase agreement provides for a final installment of $2.5 million, which was paid in December 2010 and up to $8.0 million of additional contingent consideration payable in cash if specified gross profit targets are achieved in the years 2010, 2012 or 2013. This additional consideration is not contingent on the former shareholder remaining employed. The agreement also provides for an adjustment to the purchase price for projects that were in-process at the acquisition date, which was settled in December 2010 for $2.4 million.

The acquisition of FabTech was made to complete our integrated EOR solutions platform that we started in 2008. The purchase price, including the estimated fair value of the additional contingent consideration, exceeded the fair value of the net tangible assets acquired by $18.9 million, of which $15.6 million was allocated to goodwill and $3.3 million was allocated to other intangible assets. The goodwill resulting from this acquisition was allocated to the Energy Services segment and consists largely of our expected future product sales and synergies from combining FabTech’s products with our other EOR product offerings. All of the goodwill is expected to be deductible for income tax purposes. The fair

3.    Acquisitions and Divestitures (continued)

value of the additional contingent consideration was measured using internal cash flow estimates (i.e., Level 3 in the fair value hierarchy established by authoritative guidance issued by the FASB for fair value measurements).

In April 2010, we purchased the assets of Res-Kem Corp. and General Water Services Corp., leading regional suppliers of water treatment services and equipment, including deionized water, for an initial installment of $6.0 million. The purchase agreement provides for a second and final installment of $1.0 million, which was paid in October 2010, and $0.5 million of additional contingent consideration if specified revenue targets are achieved through March 2015. This additional consideration is not contingent on any selling shareholders remaining employed. The purchase price, including the estimated fair value of the additional contingent consideration, exceeded the fair value of the net tangible assets acquired by $6.3 million, of which $5.5 million was allocated to goodwill and $0.8 million was allocated to other intangible assets. The goodwill resulting from this acquisition, all of which is expected to be deductible for income tax purposes, was allocated to the Water Services segment. The fair value of the additional contingent consideration was measured using internal cash flow estimates (i.e., Level 3 in the fair value hierarchy established by authoritative guidance issued by the FASB for fair value measurements).

In January 2010, we acquired a 50.1% controlling financial interest in Nalco Africa, a new entity formed with Protea Chemicals, one of Africa’s largest suppliers of industrial chemicals and services. Protea Chemicals is a division of the Omnia Group, a diversified and specialist chemical services company located in Johannesburg, South Africa. The new entity enables us to re-enter the water and process treatment markets of southern Africa. The business combination did not involve the transfer of consideration, but under the terms of a technical assistance and license agreement executed at the time of the combination, we have licensed to Nalco Africa rights to certain of our patents, know-how and trademarks. The fair value of the business acquired was $20.1 million, of which $16.0 million was allocated to goodwill, $5.7 million was allocated to other intangible assets, and $1.6 million was allocated to a deferred tax liability. The goodwill consists primarily of our expectation of future sales growth in this geographic market and intangible assets that do not qualify for separate recognition. The goodwill was allocated to the Water Services segment and is not expected to be deductible for tax purposes. The fair value of the business acquired was measured using internal cash flow estimates (i.e., Level 3 in the fair value hierarchy established by authoritative guidance issued by the FASB for fair value measurements).

In March 2009, we acquired the assets of Crossbow Water, a regional high-purity water and water pre-treatment company, for $22.1 million. The purchase agreement provides for up to $21.0 million of additional contingent consideration, payable in cash, based upon the achievement of specified revenue targets measured through March 2014. This additional consideration is not contingent on any selling shareholders remaining employed. The purchase price, including the estimated fair value of the additional contingent consideration, exceeded the fair value of the net tangible assets acquired by $25.1 million, of which $10.8 million was allocated to goodwill and $14.3 million was allocated to other intangible assets. The goodwill resulting from this acquisition was allocated to the Water Services segment and largely consists of expected sales growth and synergies resulting from the acquisition. All of the goodwill is expected to be deductible for income tax purposes.

During 2008, we purchased 100% of the outstanding shares of TIORCO, Inc., a company engaged in the enhanced oil recovery business, for $8.5 million, net of cash acquired. The purchase agreement included a provision for two contingent payments. The first payment of $3.1 million was paid during 2008, and the second payment, which was paid in 2009, was $4.8 million. Both payments were accounted for as additional purchase price. The purchase price, including the contingent payments, exceeded the fair value of the net tangible assets acquired by $15.8 million, of which $10.2 million was allocated to goodwill and $5.6 million was allocated to other intangible assets. The goodwill from this acquisition resulted from the expectation of sales growth into this new market and other expected synergies. The goodwill was allocated to the Energy Services segment and is not expected to be deductible for tax purposes.

3.    Acquisitions and Divestitures (continued)

In August 2008, we purchased the assets of G&L Soap Injection Enterprise, LLC and Six Degrees, LLC, companies engaged in the business of treating gas and oil wells, for $7.0 million. The purchase price exceeded the fair value of the net tangible assets acquired by $6.3 million, of which $3.5 million was allocated to goodwill and $2.8 million was allocated to other intangible assets. The purchase agreement included a provision for three contingent payments totaling $2.0 million that are earned if certain targets are achieved in the years 2009, 2010 and 2011. The 2009 target was achieved, and a payment of $0.7 million was made in 2009, which was accounted for as additional purchase price. The 2010 target was achieved, and a payment of $0.7 million was made in January 2011 that will be accounted for as additional purchase price. The goodwill resulting from this acquisition was allocated to the Energy Services segment and is expected to be deductible for tax purposes.

Other small business acquisitions were made during 2008 for a combined purchase price of $3.1 million, net of cash acquired. The purchase price exceeded the fair value of the net tangible assets acquired by $2.1 million, which was allocated to goodwill.

In September 2008, we completed the sale of our Finishing Technologies surface treatment business to Chemetall Corp., a subsidiary of Rockwood Holdings, Inc. Proceeds from the sale were $74.1 million, net of selling and other cash expenses of $0.9 million, and resulted in a gain of $38.1 million before income taxes. A plant in Jackson, Michigan, dedicated to the Finishing Technologies business, was included in the sale, along with dedicated Finishing Technologies sales, service, marketing, research and supply chain employees. The sale also included products, goodwill, customer relationships and other related assets. The Finishing Technologies business was not presented as a discontinued operation because its operations and cash flows were not clearly distinguished from the rest of the entity. On an after-tax basis, the transaction increased diluted earnings per share by 11 cents for the year ended December 31, 2008.

The pro forma impact as if the aforementioned acquisitions had occurred at the beginning of the respective years is not significant.

4.    Securitization of Accounts Receivable

We have an accounts receivable securitization facility with a commercial paper conduit sponsored by Credit Agricole Corporate and Investment Bank that provides up to $150.0 million in funding, based on availability of eligible receivables and satisfaction of other customary conditions, which expires in June 2013. This facility replaced the previous facility that provided up to $160.0 million in funding that expired in June 2010.

Under the facility, Nalco Company (the “Seller”), a wholly owned indirect subsidiary of Nalco Holding Company, transfers all eligible trade accounts receivable (the “Receivables”) to a bankruptcy-remote, wholly owned, special purpose limited liability company (the “Transferor”). Pursuant to a Receivables Transfer Agreement, the Transferor then transfers an undivided interest in the Receivables to the commercial paper conduit or the related bank sponsor (the “Transferees”) in exchange for cash.

The financing fee charged by the Transferees under the facility is based on the amount funded and the conduit’s cost of funds for issuing commercial paper plus a margin that varies based on the leverage ratio as calculated under our senior credit facilities. The Transferees also charge a facility fee of 0.5% per annum on 102% of the total funding commitment under the facility.

Availability of funding under the facility depends primarily upon the outstanding Receivables balance from time to time. The facility may be terminated for, among other reasons, material breaches of representations and warranties, bankruptcies of the Seller or the Transferor, a judgment or order for the payment of money rendered against the Transferor, cross-defaults to our other debt, or breach of specified financial covenants. We are currently in compliance with these covenants.

4.    Securitization of Accounts Receivable (continued)

The facility is accounted for as a general financing agreement resulting in the funding and related Receivables being shown as liabilities and assets, respectively, on our consolidated balance sheet and the costs associated with the facility being recorded as interest expense. We had $67.8 million of outstanding borrowings at December 31, 2010 and no outstanding borrowings at December 31, 2009.

5.    Goodwill

Changes in the carrying value of goodwill from January 1, 2009 to December 31, 2010 are summarized below:

	Water Services	Paper Services	Energy Services	Total
Balance as of January 1, 2009:
Goodwill	$1,176.8	$544.2	$523.3	$2,244.3
Accumulated impairment losses	—	(544.2)	—	(544.2)

	1,176.8	—	523.3	1,700.1

Acquisitions	16.2	—	—	16.2
Contingent consideration	—	—	5.5	5.5
Purchase price allocations	—	—	(3.5)	(3.5)
Other	1.6	—	—	1.6
Effect of foreign currency translation	58.0	—	22.1	80.1

Balance as of December 31, 2009:
Goodwill	1,252.6	544.2	547.4	2,344.2
Accumulated impairment losses	—	(544.2)	—	(544.2)

	1,252.6	—	547.4	1,800.0

Acquisitions	21.5	—	15.6	37.1
Purchase price allocations	(5.4)	—	—	(5.4)
Correction of purchase price allocation	10.7	4.9	4.5	20.1
Impairment charge	—	(4.9)	—	(4.9)
Reclassifications	4.5	—	(4.5)	—
Other	1.1	—	1.1	2.2
Effect of foreign currency translation	(5.5)	—	0.5	(5.0)

Balance as of December 31, 2010:
Goodwill	1,279.5	549.1	564.6	2,392.2
Accumulated impairment losses	—	(549.1)	—	(549.1)

	$1,279.5	$—	$564.6	$1,844.1

During 2004, as part of the allocation of the purchase price paid for the Predecessor by the Sponsors, certain deferred tax assets totaling $20.1 million were recorded, with a corresponding reduction to goodwill. During 2010, we determined that these deferred tax assets were recorded in error. In accordance with authoritative guidance issued by the FASB, we corrected this error in the purchase price allocation by reversing the deferred tax asset and increasing goodwill.

Of the $20.1 million adjustment to goodwill, $4.9 million was allocated to our Paper Services reporting unit. Because the entire balance of goodwill of our Paper Services reporting unit was written off in 2008, when it was determined that it was impaired, the $4.9 million was immediately written off.

We performed our annual impairment test during the fourth quarter of 2010 and 2009 with no goodwill impairment indicated.

6.    Other Intangible Assets

Intangible assets are summarized as follows:

	December 31, 2010		December 31, 2009
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangible assets subject to amortization:
Customer relationships	$529.4	$(394.3)	$521.5	$(365.4)
Patents and developed technology	130.5	(80.4)	130.4	(67.8)
Other	6.7	(3.4)	5.4	(2.6)
Intangibles not subject to amortization:
Trademarks and trade names	834.8	—	834.4	—

	$1,501.4	$(478.1)	$1,491.7	$(435.8)

Estimated annual amortization expense for the years 2011 through 2015 is as follows:

Year ending December 31
2011	$39.0
2012	34.9
2013	29.8
2014	18.7
2015	16.1

7.    Profit Sharing and Savings Plan

We sponsor a defined contribution profit sharing and savings plan that enables most U.S. employees to share in our success and growth, and that provides them with additional income for retirement. Under the plan, annual profit sharing contributions are made to the accounts of participating employees that vary based on our financial performance. In addition, the plan provides for matching contributions of up to 4% of pay for employees who elect to contribute to 401(k) accounts. All contributions are made to the Profit Sharing, Investment and Pay Deferral Plan Trust (the “Trust”).

Prior to 2010, participants in the domestic pension plan received lower profit sharing and 401(k) matching contributions than other employees. However, because the domestic pension plan was amended in 2009 such that pension plan participants would no longer earn service credit beginning in 2010, the profit sharing and 401(k) matching contributions for those employees were increased to the same level as all other employees.

The Predecessor previously had an Employee Stock Ownership Plan (“ESOP”), which gave most U.S. employees an additional opportunity to share in the ownership of the Predecessor’s stock. Preferred shares were allocated to eligible employees based on a percentage of pretax earnings.

At the inception of the ESOP, the Predecessor and a trustee entered into a trust agreement, constituting the ESOP Trust, to fund benefits under the Predecessor’s ESOP. As part of its acquisition of Nalco Chemical Company in November 1999, Suez purchased from the trustee all of the issued and outstanding Series B ESOP Convertible Preferred Stock. The trustee credited proceeds from the sale of allocated shares to participants’ accounts. Under the terms of an agreement (the “Contribution Agreement”), the Predecessor and the ESOP trustee agreed that the trustee would use proceeds from the sale of shares held in the loan suspense account to repay the outstanding principal and accrued interest on the ESOP loans. It was also agreed that all proceeds remaining after the repayment of the loans and accrued interest would be allocated to participants’ accounts. In return, the Predecessor agreed to make contributions to the Trust on or before December 31, 2010, having a present value equal to $124.6 million, the outstanding principal and accrued interest paid on the ESOP loans. The plan was amended

7.    Profit Sharing and Savings Plan (continued)

effective January 1, 2003 to also permit matching contributions under the Company’s 401(k) plan to count as contributions to the Trust. The Contribution Agreement provided for specified minimum annual contributions to be made to the Trust, with interest accruing on the outstanding contribution balance at an annual rate of 8.5% compounded monthly.

Pursuant to the Stock Purchase Agreement, we entered into an agreement (the “Reimbursement Agreement”) with Suez on November 4, 2003, whereby Suez would reimburse us for all contributions we made to the Trust in order to satisfy our obligation under the Contribution Agreement. As part of the allocation of the Acquisition purchase price, we recorded a receivable from Suez of $112.7 million, equivalent to our recorded liability to the Trust, and recorded a $115.0 million unearned employee profit sharing asset, which was amortized to reflect profit sharing and 401(k) matching contribution expenses in the period earned by employees. The unearned employee profit sharing asset was fully amortized during 2009, and we paid our remaining obligation under the Contribution Agreement to the Trust during 2010, which was reimbursed to us by Suez. At December 31, 2010, both the receivable from Suez and our obligation to the Trust under the Contribution Agreement were zero.

Because Suez reimbursed us for payments that we made toward satisfying our obligation under the Contribution Agreement, expenses related to the Contribution Agreement were non-cash in nature. All profit sharing and 401(k) matching contribution expenses recognized subsequent to fulfilling our remaining obligation under the Contribution Agreement will require the use of cash. We had a payable to the Trust of $38.9 million at December 31, 2010, which will be paid during 2011.

Contributions to the Trust, profit sharing and 401(k) matching contribution expenses, and expenses recorded related to the Contribution Agreement for the years 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Contributions to the Trust	$34.6	$19.0	$27.0

Expense recorded:
Amortization of unearned employee profit sharing	$—	$22.1	$17.4
Profit sharing and 401(k) matching contribution expense	49.0	7.4	—
Accretion of obligation to Trust	1.6	1.3	2.7

Total included in operating expenses	$50.6	$30.8	$20.1

Payments received from Suez and income recorded related to the Reimbursement Agreement for the years 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Payments received from Suez	$16.2	$20.0	$27.0

Income recorded:
Accretion of receivable from Suez	$1.6	$1.3	$2.7

8.    Income Tax

The provision for income taxes was calculated based upon the following components of earnings (loss) before income taxes for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
United States	$117.0	$34.5	$(120.8)
Foreign	188.0	101.2	(159.3)

Earnings (loss) before income taxes	$305.0	$135.7	$(280.1)

8.    Income Tax (continued)

Earnings (loss) before income taxes, as shown above, are based on the location of the entity to which such earnings are attributable.

The components of the income tax provision for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Current:
Federal	$17.9	$—	$2.1
State and local	4.3	1.8	4.1
Foreign	66.1	72.3	79.0

Total current	88.3	74.1	85.2
Deferred:
Federal	11.9	2.7	(36.1)
State and local	0.5	(6.1)	0.1
Foreign	2.6	(2.9)	5.3

Total deferred	15.0	(6.3)	(30.7)

Income tax provision	$103.3	$67.8	$54.5

The effective rate of the provision for income taxes differs from the United States statutory federal tax rate for the years ended December 31, 2010, 2009 and 2008 due to the following items:

	2010	2009	2008
United States statutory federal tax rate	$106.8	$47.5	$(98.0)
State income taxes, net of federal benefits	3.0	1.1	5.5
Changes in tax laws	2.6	(5.4)	—
Nondeductible goodwill	1.7	—	163.3
Foreign tax rate differential	(25.9)	(19.3)	(27.4)
Withholding taxes	11.4	9.6	7.0
United States tax on foreign earnings	(21.7)	1.9	4.6
Credits and incentives	(2.4)	(2.5)	(4.6)
Changes in valuation allowances	(0.7)	29.0	(15.6)
Uncertain tax positions	18.2	2.6	1.6
Nondeductible items	10.6	8.2	18.1
Other	(0.3)	(4.9)	—

Income tax provision	$103.3	$67.8	$54.5

As displayed in the table above, the tax provision for the year ended December 31, 2010 was favorably impacted by $21.7 million, reflecting a reduction of our U.S. income tax provision due to repatriations of foreign earnings and taxes, which were available for U.S. foreign tax credit. In addition, the tax provision was favorably impacted by immaterial prior-period adjustments of $6.5 million, which are primarily included in foreign tax rate differential above.

No provision has been made for United States or foreign income taxes related to approximately $466.8 million of undistributed earnings of foreign subsidiaries at December 31, 2010, as we consider these earnings to be permanently reinvested. It is not practicable to estimate the additional income taxes, including applicable withholding taxes, that would be payable on the remittance of such undistributed earnings.

8.    Income Tax (continued)

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities using enacted statutory tax rates applicable to future years. Net deferred income tax assets (liabilities) as of December 31, 2010 and 2009 are as follows:

	2010	2009
Retirement benefits	$79.8	$59.7
Pension	74.9	116.2
State and local net operating loss carryforwards	10.9	8.9
Foreign tax loss carryforwards	73.3	66.9
United States foreign tax credits	92.0	73.6
Other deferred tax assets	93.6	136.8

Total deferred tax assets	424.5	462.1
Valuation allowance	(86.5)	(95.2)

Net deferred tax assets	$338.0	$366.9

Property	$(84.2)	$(87.7)
Intangible assets	(418.8)	(437.0)
Other deferred tax liabilities	(37.4)	(22.8)

Total deferred tax liabilities	(540.4)	(547.5)
Net deferred tax assets	338.0	366.9

Total deferred income taxes	$(202.4)	$(180.6)

Included in:
Deferred income taxes — current asset	$63.9	$25.6
Other noncurrent assets	9.9	8.5
Income taxes	(15.9)	(11.8)
Deferred income taxes — noncurrent liability	(260.3)	(202.9)

	$(202.4)	$(180.6)

These deferred tax assets and liabilities are classified in the balance sheet based on the balance sheet classification of the related assets and liabilities. In some instances, certain deferred tax attributes are not related to items otherwise included in financial reporting. Such items are classified in the balance sheet based on their expected reversal date.

Nalco Holding Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions, as required. With few exceptions, we are no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for periods prior to 2005. To the extent we are subject to additional tax assessments greater than $150,000 related to tax periods before November 4, 2003, we are indemnified by our former shareholder, Suez, and therefore have recorded a receivable for the related indemnity claim.

Authoritative guidance issued by the FASB clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

8.    Income Tax (continued)

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	Unrecognized Tax Benefit	Suez Portion	Nalco Portion
Balance at January 1, 2008	$5.2	$1.6	$3.6
Additions related to current year	0.3	—	0.3
Additions related to prior years	6.6	0.2	6.4
Reduction for positions taken in prior years	(5.1)	—	(5.1)
Settlements	(1.0)	—	(1.0)

Balance at December 31, 2008	6.0	1.8	4.2
Additions related to current year	2.3	—	2.3
Additions related to prior years	0.8	0.1	0.7
Reduction for positions taken in prior years	(0.4)	—	(0.4)
Settlements	—	—	—

Balance at December 31, 2009	8.7	1.9	6.8
Additions related to current year	1.7	—	1.7
Additions related to prior years	19.3	0.1	19.2
Reduction for positions taken in prior years	(3.3)	(0.6)	(2.7)
Settlements	—	—	—

Balance at December 31, 2010	$26.4	$1.4	$25.0

Unrecognized tax benefits were comprised of the following at December 31, 2010:

	Unrecognized Tax Benefit	Suez Portion	Nalco Portion
Unrecognized tax position	$24.8	$1.0	$23.8
Interest	1.4	0.4	1.0
Penalties	0.2	—	0.2

Balance at December 31, 2010	$26.4	$1.4	$25.0

As of December 31, 2010, full recognition of the $26.4 million of tax benefits not previously recognized would have resulted in a reduction of the Suez receivable of $1.4 million and a favorable impact to the income tax provision of $25.0 million.

In our financial statements, interest and penalties, when applicable, are an element of the income tax provision. For 2010, interest and penalties related to unrecognized tax benefits negatively impacted the income tax provision by $0.6 million.

During 2010, the Nalco portion of the unrecognized tax benefits reported above increased by $18.2 million. This was caused, in large part, by expanded audit and controversy activity in multiple non-U.S. income tax jurisdictions, much of which occurred in the fourth quarter.

Based on the status of examinations in multiple tax jurisdictions, it is reasonably possible the total amount of unrecognized tax benefits could change during the next 12 months within a range of zero to $6.0 million.

Our balance sheet continues to report state and local tax loss carryforwards, having a gross amount of $138.8 million, a related deferred tax asset balance of $10.9 million and varying expiration dates as the losses relate to multiple tax jurisdictions. No valuation allowances have been placed against these deferred tax assets.

At December 31, 2010, the U.S. foreign tax credit carryforward stands at $92.0 million. The credits have a ten-year carryforward period, and will expire between 2015 and 2021 if not utilized. Utilization of the

8.    Income Tax (continued)

foreign tax credits is dependent upon future U.S. taxable income with the appropriate attributes. We assessed the realizability of the foreign tax credit carryforwards by considering historical trends and future projections of U.S. taxable income, including temporary differences. Disregarding any applicable tax loss carry forwards, we generated U.S. taxable income in 2008 and 2009 and also estimate we will do so for 2010. The U.S. income expectations for future years were evaluated along with the expiration dates of the carryforwards. We concluded that recognizing the tax benefits of these credit carryforwards is appropriate.

As of December 31, 2010, amounts and expiration dates of net operating loss carryforwards in various tax jurisdictions were as follows:

	As of December 31, 2010
Expiration Dates	2013 - 2029	Unlimited	Total
Amounts	$88.4	$187.8	$276.2

The losses listed above relate primarily to Brazil, France, the Netherlands and United Kingdom. The losses listed above have related deferred tax assets of $73.7 million.

Valuation allowances associated with these deferred tax assets total $66.1 million. We have valuation allowances on certain other foreign net deferred tax assets totaling $20.4 million.

9.    Debt

Debt consists of the following:

	December 31, 2010	December 31, 2009
Short-term
Checks outstanding and bank overdrafts	$24.0	$7.5
Notes payable to banks	55.5	44.8
Current maturities of long-term debt	10.5	177.5

	$90.0	$229.8

Long-term
Securitized trade accounts receivable facility	$67.8	$—
Term loan B, due November 2010	—	167.0
Term loan B, due October 2017 (including discount of $3.1 in 2010)	645.3	—
Term loan B, due May 2016	—	746.2
Term loan C, due May 2016 (including discount of $22.5 in 2010 and $26.7 in 2009.)	274.5	273.3
Term loan C-1, due May 2016 (including discount of $4.3 in 2010)	95.4	—
Senior notes, due January 2019	750.0	—
Senior notes (euro), due January 2019	267.4	—
Senior subordinated notes, due November 2013	—	465.0
Senior subordinated notes (euro), due November 2013	—	287.7
Senior discount notes, due February 2014 (including premium of $0.4 in 2010 and $1.1 in 2009)	200.4	461.9
Senior notes, due May 2017 (including discount of $8.5 in 2010 and $9.8 in 2009)	491.5	490.2
Other	0.2	0.5

	2,792.5	2,891.8
Less: Current portion	10.5	177.5

	$2,782.0	$2,714.3

9.    Debt (continued)

The weighted-average interest rate on short-term debt was 5.81% and 2.80% at December 31, 2010 and December 31, 2009, respectively.

Senior Secured Credit Facilities

As part of a series of refinancing transactions in May 2009, Nalco Company entered into new senior secured credit facilities consisting of a revolving credit facility expiring in May 2014 and a $750.0 million term loan B facility maturing in May 2016. As part of a refinancing transaction described below, the outstanding balance of the term loan B facility was repaid in October 2010.

The revolving credit facility provides for borrowings of up to $250.0 million and replaced the former $250.0 million revolving credit facility that would have otherwise expired in November 2009. The U.S. dollar equivalent of $150.0 million under the revolving credit facility can be used, subject to certain collateral obligations, for borrowings by Nalco Company and certain non-U.S. subsidiaries in euros, pounds sterling and other currencies to be agreed. At December 31, 2010, we had $230.8 million of borrowing capacity available under our revolving credit facility, which reflects no outstanding borrowings and reduced availability as a result of $19.2 million in outstanding letters of credit.

The terms of the senior secured credit facilities allowed us to make future additional term loan borrowings of up to $250.0 million on terms to be agreed with future lenders. In November 2009, the senior secured credit facilities were amended to increase the amount of future additional term loan borrowings from $250.0 million to $550.0 million. The senior secured credit facilities were further amended in May 2010 to increase the aggregate principal amount of additional term loan borrowings from $550.0 million to an amount that would not cause the secured leverage ratio of Nalco Holdings LLC (the direct parent company of Nalco Company) and its subsidiaries on a consolidated basis to exceed 2.00 to 1.00.

In December 2009, Nalco Company entered into a Joinder Agreement to the senior secured credit facilities that provided for a $300.0 million term loan C, which was borrowed at a discount of $27.0 million and matures in May 2016.

In October 2010, Nalco Company entered into two Joinder Agreements to the senior secured credit facilities. One of the Joinder Agreements provided for an additional $650.0 million term loan B facility maturing in October 2017, and the other Joinder Agreement provided for a $100.0 million addition (term loan C-1) to the existing term loan C that matures in May 2016. We borrowed the full amount of these term loans in October 2010, net of an original issue discount equal to 0.5% and 4.5% for the term loan B facility and the term loan C-1 facility, respectively. The net proceeds of these borrowings were used to repay the term loan B that had been borrowed in May 2009 and that was to mature in May 2016.

Borrowings under the revolving credit facility and term loan C bear interest at a floating base rate plus an applicable margin. The applicable margin for borrowings under the revolving credit facility ranges from 2.00% to 3.00% with respect to base rate borrowings and 3.00% to 4.00% with respect to LIBOR or Eurocurrency borrowings depending on our leverage ratio as defined by the revolving credit agreement. The initial margin for the revolving credit facility is 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR or Eurocurrency borrowings. The applicable margin for borrowings under term loan C is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR or Eurocurrency borrowings.

Term loan B bears interest at a floating base rate plus a credit-rating-based margin of 2.75% or 3.00% with respect to LIBOR borrowings and 3.75% or 4.00% with respect to base rate borrowings. It also provides for a LIBOR minimum of 1.50%. Term loan C-1 bears interest at a floating base rate plus a margin of 1.75% with respect to LIBOR borrowings and a margin of 2.75% with respect to base rate borrowings.

9.    Debt (continued)

Interest is generally due quarterly in arrears, and is also due upon expiration of any particular loan. In addition, there is an annual loan commitment fee of 0.50% on the unused portion of the revolving credit facility. We are also required to pay a participation fee in respect of the undrawn portion of the letters of credit, at a rate per annum equal to the applicable margin for LIBOR or Eurocurrency borrowings under the revolving credit facility, a fronting fee at a rate of 0.25% per annum of the daily average amount, as well as customary letter of credit fees.

Term loan B, term loan C and term loan C-1 are subject to amortization at 1% of the original principal amount per annum, payable quarterly. The remaining principal amount of term loan B is due on October 5, 2017, and the remaining principal amounts of term loan C and term loan C-1 are due on May 13, 2016.

The senior secured credit facilities are unconditionally guaranteed by Nalco Company, Nalco Holdings LLC, and certain domestic subsidiaries of Nalco Holdings LLC. The repayment of these facilities is secured by substantially all the assets of Nalco Company and the guarantors, including, but not limited to, a pledge of their capital stock and 65% of the capital stock of each non-U.S. subsidiary owned by the guarantors.

At December 31, 2010, the weighted-average interest rate on borrowings under the senior secured credit facilities was 3.57%. Amounts outstanding, as well as the base rates and applicable margins, at December 31, 2010 and December 31, 2009 were as follows:

	December 31, 2010			December 31, 2009
	Amount	Weighted- Average Base Rate	Applicable Margin	Amount	Weighted- Average Base Rate	Applicable Margin
Revolving credit facility	$—	—	—	$—	—	—
Term loan B	—	—	—	746.2	3.00%	3.50%
Term loan B (before discount of $3.1)	648.4	1.50%	3.00%	—	—	—
Term Loan C (before discount of $22.5 in 2010 and $26.7 in 2009)	297.0	0.30%	1.75%	300.0	0.23%	1.75%
Term Loan C-1 (before discount of $4.3)	99.7	0.28%	1.75%	—	—	—

Senior Notes, Senior Subordinated Notes and Senior Discount Notes

On December 22, 2010, Nalco Company issued $750 million aggregate principal amount of 6.625% senior unsecured notes (“Dollar Notes”) and €200 million aggregate principal amount of 6.875% senior unsecured notes (“Euro Notes”, and, together with the Dollar Notes, the “2010 Notes”). The 2010 Notes mature on January 15, 2019, with interest payable in cash on January 15 and July 15 of each year beginning on July 15, 2011. Additional interest is payable in certain circumstances if we do not consummate an exchange offer or shelf registration for the 2010 Notes within 365 days following their issuance. The 2010 Notes do not have required principal payments prior to maturity. Each of the direct and indirect subsidiaries of Nalco Holdings LLC and Nalco Company that guarantees Nalco Company’s obligations under its senior secured credit facilities guarantees the 2010 Notes.

The net proceeds from the issuance of the 2010 Notes, along with cash on hand, were used to fund: (i) the repurchase of $113.1 million of the $465.0 million 8.875% dollar-denominated senior subordinated notes due 2013, and €114.5 million of the €200.0 million aggregate principal amount of 9% euro-denominated senior subordinated notes due 2013, tendered pursuant to a tender offer launched on December 7, 2010 and related tender offer premium; (ii) the redemption of the remaining $351.9 million dollar notes and €85.5 million euro notes; (iii) the repurchase of $260.8 million aggregate principal amount of 9.0% senior discount notes due 2014 co-issued by Nalco Finance Holdings LLC, our direct wholly-owned subsidiary, and Nalco Finance Holdings Inc., and to pay a related premium; and (iv) the

9.    Debt (continued)

payment of fees and expenses incurred in connection with the issuance of the 2010 Notes and the tender offer. As a result, we incurred a $27.4 million loss on extinguishment of debt, which is included in other income (expense), net for the year ended December 31, 2010. The loss was comprised of a $17.8 million premium paid to redeem the existing senior subordinated notes and discount notes, $5.4 million of accelerated amortization of deferred financing costs related to the existing senior subordinated notes and discount notes, and $4.2 million of other related charges.

At any time prior to January 15, 2014, Nalco Company may redeem all or a part of the 2010 Notes at a redemption price equal to 100% of the principal amount of the notes plus a specified “make-whole” premium.

On and after January 15, 2014, Nalco Company may redeem some or all of the 2010 Notes at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued interest , if any, if redeemed during the twelve-month period beginning on January 15 of each of the years indicated below:

Period	Dollar Notes Redemption Price	Euro Notes Redemption Price
2014	104.969%	105.156%
2015	103.313%	103.438%
2016	101.656%	101.719%
2017 and thereafter	100.000%	100.000%

In May 2009, Nalco Company issued $500.0 million aggregate principal amount of 8.25% senior unsecured notes (the “2009 Notes”). The 2009 Notes were issued at a discount of $10.7 million. The 2009 Notes mature on May 15, 2017, with interest payable semi-annually on May 15 and November 15 of each year. The 2009 Notes do not have required principal payments prior to maturity. Each of the direct and indirect subsidiaries of Nalco Holdings LLC and Nalco Company that guarantees Nalco Company’s obligations under the senior secured credit facilities guarantees the 2009 Notes.

At its option, Nalco Company has the right to redeem some or all of the 2009 Notes beginning May 15, 2013, at the redemption prices set forth below (expressed as a percentage principal amount), plus accrued interest, if any, if redeemed during the twelve-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2013	104.125%
2014	102.063%
2015 and thereafter	100.000%

Nalco Company also has the right to redeem some or all of the Notes prior to May 15, 2013, at a price equal to the principal amount of the notes, plus a specified “make-whole” premium.

In May 2009, net proceeds from the 2009 Notes and term loan B were used to repay $735.0 million of existing term loan borrowings and to redeem $475.0 million aggregate principal amount of dollar-denominated senior notes due November 2011. In December 2009, available cash and net proceeds from term loan C were used to redeem €200.0 million aggregate principal amount of euro-denominated senior notes due November 2011 and the remaining $190.0 million aggregate principal amount of dollar-denominated senior notes due November 2011. As a result, we incurred a $20.5 million loss on extinguishment of debt, which is included in other income (expense), net for the year ended December 31, 2009. The loss was comprised of $10.4 million of accelerated amortization of deferred financing costs related to the existing term loans and senior notes, a $9.2 million premium paid to redeem the $475.0 million of existing senior notes, and $0.9 million of other related charges.

9.    Debt (continued)

In January 2004, Nalco Finance Holdings LLC and Nalco Finance Holdings Inc. (together, the “Issuers”), issued $694.0 million aggregate principal amount at maturity of 9.00% senior discount notes due 2014. In December 2004, the Issuers redeemed a portion of the senior discount notes using proceeds from the initial public offering of common stock of Nalco Holding Company. In December 2010, the Issuers redeemed an additional $260.8 million of the senior discount notes using proceeds from the 2010 Notes.

After the partial redemption in 2004, the aggregate principal amount at maturity of the notes declined to $460.8 million. Prior to February 1, 2009, interest accrued on the notes in the form of an increase in the accreted value of such notes. The accreted value of each note increased from the date of issuance until February 1, 2009, at a rate of 9.00% per annum, reflecting the accrual of non-cash interest, such that the accreted value equaled the then principal amount at maturity of $460.8 million. Cash interest payments on the notes became due and payable beginning in August 2009. After the additional partial redemption in 2010, the aggregate principal amount at maturity of the notes declined to $200.0 million.

Nalco Holding Company and the Issuers do not generate any revenue, and Nalco Finance Holdings Inc. was incorporated solely to accommodate the issuance of the senior discount notes by Nalco Finance Holdings LLC. All of Nalco Holding Company’s consolidated assets are owned, and all of its consolidated net sales are earned, by its direct and indirect subsidiaries. As of December 31, 2010, Nalco Holding Company’s subsidiaries had $607.5 million of restricted net assets.

The terms of the senior secured credit facilities limit the amount of dividends and other transfers by Nalco Holdings LLC and its subsidiaries to the Issuers or Nalco Holding Company. Further, the terms of the indentures governing the 2010 Notes and 2009 Notes significantly restrict Nalco Company and the Issuers’ other subsidiaries from paying dividends or otherwise transferring assets to the Issuers or Nalco Holding Company. The ability of Nalco Company to make such payments is governed by a formula based on its consolidated net income, as well as meeting certain other conditions. Notwithstanding such restrictions, such indentures permit an aggregate of the lower of $150.0 million or 3% of total assets of such payments to be made whether or not there is availability under the formula or the conditions to its use are met.

Covenants

The senior secured credit facilities, the 2009 Notes, the 2010 Notes, and the senior discount notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness; pay dividends and distributions or repurchase certain capital stock; create liens on assets; make investments, loans or advances; make acquisitions, mergers or consolidations; enter into sale and leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness; change our business; and enter into hedging agreements. In addition, we must maintain financial covenants, including a maximum total leverage ratio, a maximum secured leverage ratio, a minimum interest coverage ratio, and a maximum capital expenditure limitation. We were in compliance with all covenants at December 31, 2010.

The following table presents the projected annual maturities of long-term debt for years after 2010:

Year ending December 31
2011	$10.5
2012	10.5
2013	78.3
2014	210.5
2015	10.5
Thereafter	2,510.2

$2,830.5

9.    Debt (continued)

The $38.0 million difference between the total projected annual maturities of long-term debt of $2,830.5 million and the carrying value of $2,792.5 million is attributable to the $22.5 million discount on term loan C, the $8.5 million discount on the senior notes due 2017, the $4.3 million discount on term loan C-1, the $3.1 million discount on the term loan B and the $0.4 million unamortized premium attributable to the senior discount notes.

10.    Leases

We lease administrative, research, manufacturing, and warehouse facilities and data processing and other equipment under non-cancelable leases that expire at various dates through 2040. Rent expense for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Rent expense	$47.1	$44.4	$43.1

Future minimum rental payments for operating leases related to facilities, with initial or remaining terms greater than one year, are as follows:

Year ending December 31
2011	$56.9
2012	26.6
2013	20.1
2014	17.4
2015	15.1
Thereafter	129.5

$265.6

The amounts in the table above include future minimum rental payments for our corporate headquarters and research facility of $35.1 million in 2011, $12.7 million in each of the years 2012 through 2015, and $99.3 million from 2016 through 2023.

11.    Pension and Other Postretirement Benefit Plans

We have several noncontributory, defined benefit pension plans covering most employees in the U.S. and those with certain foreign subsidiaries. We also provide a supplementary, nonqualified, unfunded plan for U.S. employees whose pension benefits exceed ERISA limitations. In addition, we have defined benefit postretirement plans that provide medical and life insurance benefits for substantially all U.S. retirees and eligible dependents. We retain the right to change or terminate these benefits.

In 2009, the domestic pension plan was amended such that effective January 1, 2010, participants no longer earn service credit. The net periodic pension cost for this plan no longer has a service component beginning in 2010.

11.    Pension and Other Postretirement Benefit Plans (continued)

The following tables detail the changes in the funded status of defined benefit pension and other postretirement benefit plans for the years 2010 and 2009:

	Pension Benefits
	U.S.		Non-U.S.
	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$459.8	$391.0	$374.2	$290.5
Service cost	—	13.9	9.1	8.1
Interest cost	25.1	25.3	18.5	18.0
Participant contributions	—	—	0.8	1.6
Plan amendments	—	—	—	(17.3)
Settlements and curtailments	—	—	(1.2)	(5.3)
Actuarial loss	67.0	105.6	0.4	64.2
Benefits paid	(7.5)	(76.0)	(10.9)	(11.0)
Other	—	—	0.4	0.3
Foreign currency exchange rate changes	—	—	(17.0)	25.1

Benefit obligation at end of year	544.4	459.8	374.3	374.2

Change in plan assets
Fair value of plan assets at beginning of year	197.3	183.4	218.0	176.3
Actual return on plan assets	32.5	36.1	27.8	20.4
Employer contributions	50.8	53.8	16.1	19.1
Participant contributions	—	—	0.8	1.6
Settlements	—	—	(1.6)	(5.1)
Benefits paid	(7.5)	(76.0)	(10.9)	(11.0)
Foreign currency exchange rate changes	—	—	(9.7)	16.7

Fair value of plan assets at end of year	273.1	197.3	240.5	218.0

Funded status at December 31	$(271.3)	$(262.5)	$(133.8)	$(156.2)

Accumulated benefit obligation	$468.2	$353.1	$334.3	$333.9

	Other Postretirement Benefits
	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$158.5	$140.4
Service cost	4.2	3.6
Interest cost	8.5	9.0
Participant contributions	7.4	7.0
Medicare subsidy	—	0.7
Actuarial (gain) loss	(30.4)	9.6
Prior service credit	(11.6)	—
Other	0.1	0.3
Benefits paid	(13.7)	(12.1)

Benefit obligation at end of year	123.0	158.5

Change in plan assets
Fair value of plan assets at beginning of year	—	—
Employer contributions	6.3	5.1
Participant contributions	7.4	7.0
Benefits paid	(13.7)	(12.1)

Fair value of plan assets at end of year	—	—

Funded status at December 31	$(123.0)	$(158.5)

11.    Pension and Other Postretirement Benefit Plans (continued)

Amounts recognized in the balance sheets at December 31, 2010 and 2009 consist of:

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2010	2009	2010	2009	2010	2009
Other assets	$—	$—	$4.6	$3.0	$—	$—
Accrued compensation	(0.3)	(0.4)	(3.7)	(3.2)	(6.6)	(7.2)
Accrued pension benefits	(271.0)	(262.1)	(134.7)	(156.0)	—	—
Other liabilities	—	—	—	—	(116.4)	(151.3)

Net amount recognized	$(271.3)	$(262.5)	$(133.8)	$(156.2)	$(123.0)	$(158.5)

The following amounts that have not yet been recognized in net pension expense and net other postretirement benefit expense are included in accumulated other comprehensive income at December 31, 2010:

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.
Net prior service (credit)	$(16.0)	$(15.3)	$(11.0)
Net actuarial loss (gain)	193.4	3.1	(58.4)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all defined benefit pension plans with projected benefit obligations in excess of plan assets at December 31, 2010 and 2009 were as follows:

	U.S.		Non-U.S.
	2010	2009	2010	2009
Projected benefit obligation	$544.4	$459.8	$374.3	$359.0
Accumulated benefit obligation	468.2	353.1	334.3	323.6
Fair value of plan assets	273.1	197.3	240.5	199.5

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all defined benefit pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2010 and 2009 were as follows:

	U.S.		Non-U.S.
	2010	2009	2010	2009
Projected benefit obligation	$544.4	$459.8	$349.8	$352.3
Accumulated benefit obligation	468.2	353.1	317.8	319.2
Fair value of plan assets	273.1	197.3	213.8	194.5

Net pension expense for all defined benefit pension plans for the years ended December 31, 2010, 2009 and 2008 was comprised of:

	U.S.			Non-U.S.
	2010	2009	2008	2010	2009	2008
Service cost	$—	$13.9	$15.4	$9.1	$8.1	$10.2
Interest cost	25.1	25.3	26.6	18.5	18.0	20.9
Expected return on plan assets	(21.1)	(23.0)	(22.2)	(14.1)	(13.8)	(14.5)
Amortization of prior service cost (credit)	(2.3)	(2.3)	(2.3)	(1.0)	0.1	0.1
Amortization of net actuarial (gain) loss	6.2	0.6	0.2	0.2	(2.3)	0.1
Settlements and curtailments	0.3	22.2	10.5	0.7	0.5	0.1

Net benefit expense	$8.2	$36.7	$28.2	$13.4	$10.6	$16.9

11.    Pension and Other Postretirement Benefit Plans (continued)

The principal U.S. defined benefit pension plan provides terminating participants with an option to receive their pension benefits in the form of lump sum payments. Authoritative guidance for pension accounting requires settlement accounting if lump sum payments exceed the sum of the service and interest cost components of net periodic pension cost of the plan for the fiscal year. During 2009, a number of terminating participants received lump sum benefit payments, and the settlement accounting requirement was triggered, resulting in a $21.4 million settlement loss attributable to the principal U.S. pension plan in 2009.

Net other postretirement benefit expense for the years ended December 31, 2010, 2009 and 2008 was comprised of:

	2010	2009	2008
Service cost	$4.2	$3.6	$4.3
Interest cost	8.5	9.0	8.9
Amortization of prior service credit	(1.9)	(3.3)	(4.7)
Amortization of net actuarial gain	(2.5)	(3.8)	(2.6)

Net benefit expense	$8.3	$5.5	$5.9

The following amounts included in accumulated other comprehensive income at December 31, 2010 are expected to be recognized in net pension expense and net other postretirement benefit expense during the year ended December 31, 2011:

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.
Net prior service credit	$(2.3)	$(1.1)	$(2.1)
Net actuarial loss (gain)	14.1	0.4	(6.8)

The weighted-average assumptions used for the U.S. defined benefit plan obligations as of December 31, 2010 and 2009 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Discount rates	4.65%	5.50%	5.15%	5.85%
Rates of increase in compensation levels	3.44%	4.44%	3.37%	4.37%

The weighted-average assumptions used for the non-U.S. defined benefit pension plan obligations as of December 31, 2010 and 2009 were as follows:

	2010	2009
Discount rates	5.28%	5.31%
Rates of increase in compensation levels	2.44%	2.43%

11.    Pension and Other Postretirement Benefit Plans (continued)

The weighted-average assumptions used to determine net pension and other postretirement benefit expense for the years ended December 31, 2010, 2009 and 2008 for the U.S. defined benefit plans were as follows:

	2010	2009	2008
Discount rates:
Pension benefits	5.50%	6.02%	6.25%
Other postretirement benefits	5.85%	6.80%	6.45%
Rates of increase in compensation levels:
Pension benefits	4.44%	4.44%	4.44%
Other postretirement benefits	4.37%	4.37%	4.37%
Expected long-term return on plan assets	8.00%	8.25%	8.25%

The weighted-average assumptions used to determine net pension expense for the non-U.S. defined benefit pension plans for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Discount rates	5.31%	6.08%	5.78%
Rates of increase in compensation levels	2.43%	3.48%	3.88%
Expected long-term return on plan assets	6.25%	6.32%	6.44%

The assets in the principal domestic pension plan are invested to obtain a reasonable long-term rate of return at an acceptable level of investment risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through periodic investment portfolio reviews, liability measurements and asset/liability studies. A similar approach to assessing investment risk and obtaining reasonable investment returns is employed for the foreign pension plans.

The assets in the principal domestic pension plan are diversified across equity, fixed income and alternative investments such as hedge funds and private equity. The investment portfolio has target allocations of approximately 49% equity, 32% fixed income and 19% alternative investments. Other assets such as real estate may be used judiciously to enhance portfolio returns and diversification. The foreign pension plans have comparable asset allocation to the principal domestic plan, with some variances for local practices.

The expected long-term rate of return is established using historical market data for each asset class as well as the target allocation. Historical markets are analyzed and long-term historical relationships between equity and fixed income investments are preserved consistent with the widely accepted capital market principle that assets with higher volatility will generate a greater return over the long run. The total weighted-average return on each asset class supports the long-term expected rate of return assumption.

11.    Pension and Other Postretirement Benefit Plans (continued)

The fair values of our pension plan assets by asset category at December 31, 2010 were as follows:

Asset Category	Total	Quoted Prices (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
U.S.:
Equity securities:
Large-cap disciplined (1)	$90.7	$90.7	$—	$—
Small/mid-cap (2)	21.7	21.7	—	—
International	33.2	33.2	—	—
Emerging markets	3.4	3.4	—	—
Fixed income securities:
Corporate and government	59.2	59.2	—	—
High-yield bonds	18.9	18.9	—	—
Emerging markets	5.2	5.2	—	—
Alternative investments:
Private equity funds (3)	15.5	—	—	15.5
Hedge funds (4)	23.5	—	—	23.5
Other	1.8	1.3	0.5	—

Total plan assets — U.S.	$273.1	$233.6	$0.5	$39.0

Non-U.S.:
Equity securities	$114.8	$114.7	$0.1	$—
Fixed income securities	101.2	101.0	0.2	—
Other	24.5	1.8	—	22.7

Total plan assets — Non-U.S.	$240.5	$217.5	$0.3	$22.7

11.    Pension and Other Postretirement Benefit Plans (continued)

The fair values of our pension plan assets by asset category at December 31, 2009 were as follows:

Asset Category	Total	Quoted Prices (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
U.S.:
Equity securities:
Large-cap disciplined (1)	$63.2	$63.2	$—	$—
Small/mid-cap (2)	16.0	16.0	—	—
International	24.0	24.0	—	—
Emerging markets	2.2	2.2	—	—
Fixed income securities:
Corporate and government	41.1	41.1	—	—
High-yield bonds	14.9	14.9	—	—
Emerging markets	4.1	4.1	—	—
Alternative investments:
Private equity funds (3)	9.4	—	—	9.4
Hedge funds (4)	21.3	—	—	21.3
Other	1.1	—	1.1	—

Total plan assets — U.S.	$197.3	$165.5	$1.1	$30.7

Non-U.S.:
Equity securities	$103.4	$103.4	$—	$—
Fixed income securities	87.5	87.5	—	—
Other	17.1	0.1	17.0	—

	208.0	$191.0	$17.0	—

All Other	10.0

Total plan assets — Non-U.S.	$218.0

(1)	Primarily common stocks included in the S&P 500 index.

(2)	Primarily common stocks with market capitalizations in the range of companies in the Russell 2500 index.

(3)	Primarily limited partnership interests in corporate finance and venture capital funds.

(4)	Consists of index-listed and over-the-counter securities including U.S. and international common and preferred stocks, debt securities, asset-backed securities and derivative instruments.

Changes in the fair values of U.S. pension plan level 3 assets for the years ended December 31, 2010 and 2009 were as follows:

	Total	Private Equity Funds	Hedge Funds
Balance at January 1, 2009	$27.3	$9.2	$18.1
Actual return on plan assets:
Relating to assets still held at year end	(0.5)	(3.2)	2.7
Relating to assets sold during the year	—	—	—
Purchases, sales and settlements	3.9	3.4	0.5

Balance at December 31, 2009	30.7	9.4	21.3
Actual return on plan assets:
Relating to assets still held at year end	3.3	1.1	2.2
Relating to assets sold during the year	—	—	—
Purchases, sales and settlements	5.0	5.0	—

Balance at December 31, 2010	$39.0	$15.5	$23.5

11.    Pension and Other Postretirement Benefit Plans (continued)

Changes in the fair values of non-U.S. pension plan level 3 assets, which consisted entirely of insurance contracts, for the year ended December 31, 2010 were as follows:

Insurance Contracts
Balance at January 1, 2010	$—
Reclassification from Level 2	16.6
Amounts not classified at December 31, 2009	4.3
Actual return on plan assets:
Relating to assets still held at year end	2.9
Relating to assets sold during the year	—
Purchases, sales and settlements	0.1
Exchange rate loss	(1.2)

Balance at December 31, 2010	$22.7

The assumed health care cost trend rates used as of December 31, 2010 and 2009 were as follows:

	2010	2009
Health care cost trend rate assumed for next year
Pre-age 65	8.0%	8.5%
Post-age 65	9.0%	9.5%
Ultimate trend rate
Pre-age 65	5.5%	5.5%
Post-age 65	5.5%	5.5%
Year that the rate reaches the ultimate trend rate
Pre-age 65	2016	2016
Post-age 65	2018	2018

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost components	$(0.1)	$—
Effect on postretirement benefit obligation	(0.4)	(1.2)

We expect to contribute $66.2 million to our pension plans and $6.6 million to our other postretirement benefit plans in 2011.

The following estimated future benefit payments are expected to be paid in the years indicated:

	Pension Benefits		Other Postretirement Benefits
Year	U.S.	Non-U.S.	Gross	Medicare Subsidy	Net
2011	$53.0	$11.6	$7.4	$0.8	$6.6
2012	52.4	10.9	8.2	1.0	7.2
2013	53.3	12.9	7.8	—	7.8
2014	53.2	13.2	8.5	—	8.5
2015	50.4	14.6	9.1	—	9.1
2016-2020	225.2	74.7	52.3	—	52.3

12.     Equity Compensation Plans

The Nalco Holding Company 2004 Stock Incentive Plan (the “Plan”) was adopted to aid us in recruiting and retaining key employees, directors and consultants and to motivate them to exert their best efforts on our behalf. The Plan, which permits the grant of stock options, stock appreciation rights, restricted

12.     Equity Compensation Plans (continued)

stock and other stock-based awards for up to 7.5 million shares of common stock, is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may delegate its duties and powers in whole or in part as it determines.

In connection with his employment as our President and Chief Executive Officer in 2008, J. Erik Fyrwald was granted 200,000 shares of restricted stock and 190,000 stock options outside the Plan. Of the restricted stock awards, 100,000 shares vest on each of the third and fourth anniversaries after the grant date. Of the stock option awards, which have a contractual term of ten years, 75,000 options vest on each of the third and fourth anniversaries after the grant date. The remaining 40,000 options vest ratably beginning on December 31, 2008, and on December 31 of the following three years.

Stock option awards granted under the Plan have a contractual term of ten years, and usually vest ratably over four years after the grant date. The exercise price of option awards is usually equal to the market price of Nalco Holding Company common stock on the date granted.

The fair value of option awards granted in 2010, 2009 and 2008 was estimated using the Black-Scholes option-pricing model and the following assumptions:

	2010	2009	2008
Expected life (years)	5.5 - 7.0	6.25	6.125 - 6.75
Risk-free interest rate	1.90% - 3.05%	2.55%	2.83% - 3.42%
Expected volatility	28.36% - 34.50%	58.68%	38.34% - 55.63%
Expected dividend yield	0.50% - 0.60%	1.17%	0.61% - 0.98%

The expected volatility of the option awards was estimated using an implied volatility from traded options on Nalco Holding Company common stock. Since historical information concerning option exercise behavior by our employees is very limited and such information is not readily available from a peer group of companies, the expected life was estimated using the “simplified method” permitted by Staff Accounting Bulletin Nos. 107 and 110 issued by the SEC.

The following table summarizes the status of option awards as of December 31, 2010, and changes during the year then ended:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	1,151,582	$16.86
Granted	273,803	23.55
Exercised	(66,284)	18.55
Forfeited	(36,263)	16.14

Outstanding at December 31, 2010	1,322,838	18.18	7.8	$18.2

Exercisable at December 31, 2010	661,367	17.23	7.4	$9.7

The following table summarizes the weighted-average grant-date fair value of option awards granted, the total intrinsic value of options exercised and the total cash received from the exercise of options for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Weighted-average grant-date fair value of options granted	$9.09	$6.16	$8.20
Total intrinsic value of options exercised	$0.7	$0.5	$0.5
Total cash received from exercise of options	1.2	0.6	0.4

12.     Equity Compensation Plans (continued)

Restricted stock awards are granted to non-management directors and certain key employees. Awards granted to non-management directors vest approximately two years after the grant date. Awards granted to key employees vest over periods ranging from approximately one to five years following the grant date. The fair value of restricted stock awards is determined based on the market price of Nalco Holding Company common stock on the date of grant.

The following table summarizes the status of restricted stock awards as of December 31, 2010, and changes during the year then ended:

	Number of Shares	Weighted- Average Grant-Date Fair Value
Nonvested restricted stock awards at January 1, 2010	892,018	$16.63
Granted	720,581	23.76
Vested	(88,387)	22.29
Forfeited	(100,696)	13.68

Nonvested restricted stock awards at December 31, 2010	1,423,516	20.09

The following table summarizes the weighted-average grant-date fair value of restricted stock awards granted and the total fair value of restricted stock awards vested for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Weighted-average grant-date fair value of restricted stock awards granted	$23.76	$12.49	$21.15
Total fair value of restricted stock awards vested	$2.3	$0.4	$0.9

We recognize compensation expense related to option and restricted stock awards on a straight-line basis over the vesting periods. As of December 31, 2010, there was $18.3 million of total unrecognized compensation cost related to nonvested option and restricted stock awards. We expect to recognize that cost over a weighted-average period of 2.2 years.

Performance share awards provide for the issuance of common stock to certain key employees if specified performance targets are achieved. For most performance share awards, the number of common shares that will be issued is dependent upon vesting and actual performance of the Company relative to certain financial targets approved by our Board of Directors, and could range from 0% to 200% of the performance shares granted. For most performance share awards granted prior to 2009, the number of shares issued could range from 0% to 150% of the performance shares granted. The performance shares vest approximately three years following the grant date. The fair value of performance share grants is determined based on the market price of Nalco Holding Company common stock on the date of grant, and the amount of compensation expense recognized reflects estimated forfeiture rates and management’s assessment of the probability that performance goals will be achieved. We recognize compensation expense related to performance share grants ratably over the vesting periods.

The following table summarizes the status of performance share awards as of December 31, 2010, and changes during the year then ended:

	Number of Shares	Weighted- Average Grant-Date Fair Value
Nonvested performance share awards at January 1, 2010	850,666	$14.67
Granted	416,074	22.32
Vested	(178,442)	21.28
Forfeited	(96,170)	15.41

Nonvested performance share awards at December 31, 2010	992,128	16.62

12.     Equity Compensation Plans (continued)

There was $7.6 million of total unrecognized compensation cost related to performance share awards as of December 31, 2010, which we expect to recognize over a weighted-average period of 1.8 years. The total fair value of performance share awards that vested during the years ended December 31, 2010, 2009 and 2008 was $5.7 million, $2.1 million and $1.0 million, respectively.

The following table summarizes compensation cost charged to earnings for all equity compensation plans discussed above and the total income tax benefit recognized in the consolidated statement of operations for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Compensation cost charged to earnings	$18.7	$11.1	$5.9
Income tax benefit recognized	7.0	4.2	2.2

The windfall tax benefit associated with share-based compensation transactions was not material for the years ended December 31, 2010, 2009 and 2008.

In November 2007, it was announced that Dr. William H. Joyce, our then Chairman and Chief Executive Officer, had stated his intention to retire on December 30, 2007. At the same time, it was also announced that we had entered into an amended Employment and Consulting Agreement with Dr. Joyce concerning his remaining service as CEO through the remainder of 2007, his consulting services through March 2008, and certain compensation matters. As part of the agreement, Dr. Joyce received a grant of nonvested common stock valued at $12.0 million. Vesting of the stock was subject to certain performance targets for 2008 and 2009 and other conditions. During 2008, 349,677 shares vested at a fair value of $5.6 million. No vesting occurred in 2009.

Because Dr. Joyce was not required to provide substantive services to us subsequent to 2007 and vesting of the stock was considered probable at the time, we charged the entire $12.0 million of compensation expense to earnings and recognized an income tax benefit of $4.6 million in 2007. Also, because the grant included a provision requiring cash settlement in the event of the death of Dr. Joyce, the $12.0 million was classified with other liabilities in the balance sheet until such time that cash settlement was no longer possible. We reclassified $8.0 million from other liabilities to additional paid-in capital during 2008 for that portion of the grant no longer subject to cash settlement. During 2009, $4.0 million of compensation cost related to 2009 performance was reversed once it was determined that targeted performance criteria would not be achieved.

13.     Equity

Equity consists of the following:

	December 31, 2010	December 31, 2009
Preferred stock, par value $0.01 per share; authorized 100,000,000 shares; none issued	$—	$—
Common stock	1.4	1.4
Additional paid-in capital	800.7	776.1
Treasury stock	(211.3)	(211.3)
Accumulated deficit	(45.6)	(227.8)
Accumulated other comprehensive income:
Net prior service credit	32.4	28.8
Net actuarial loss	(95.6)	(91.1)
Currency translation adjustments	214.8	195.5

	151.6	133.2

Nalco Holding Company shareholders’ equity	696.8	471.6
Noncontrolling interests	30.7	20.0

Total equity	$727.5	$491.6

13.     Equity (continued)

In November 2004, a warrant to purchase, for $0.01 per share, up to 6,191,854 shares of Nalco Holding Company common stock was issued as part of a dividend to Nalco LLC, our sole stockholder on the record date of the dividend. Nalco LLC had previously established the Nalco LLC 2004 Unit Plan and granted certain of our officers and key employees rights to purchase a designated number of one or more classes of equity interests (“Units”) in Nalco LLC. Certain classes of Units were subject to vesting provisions. The warrant enabled Nalco LLC to deliver shares to members of our management who had the right to put, or sell, their vested class B, class C and class D Units to Nalco LLC. Subject to limited exceptions, the warrant became exercisable upon the occurrence of the same specified events applicable to the vesting of the Nalco LLC class B Units, class C Units and class D Units (except that there was no service requirement comparable to that applicable to the individual holders of the class B, class C and class D Units). At December 31, 2008, Nalco LLC could repurchase up to 1,414,399 shares of Nalco Holding Company common stock under the warrant. Nalco LLC exercised warrants to acquire 625,299 shares of common stock during the year ended December 31, 2009, and agreed to terminate and waive all of its remaining rights under the warrant. Accordingly, the warrant for the remaining 789,100 shares was cancelled. Nalco LLC exercised warrants to acquire 2,126,650 shares of Nalco Holding Company common stock during 2008.

On July 31, 2007, our Board of Directors authorized a $300 million share repurchase program, and gave our management discretion in determining the conditions under which shares may be purchased from time to time. The program has no stated expiration date. We repurchased 4,947,443 shares at a cost of $103.3 million during 2008 and 4,588,500 shares at a cost of $108.0 million during 2007. No additional shares were repurchased during 2009 or 2010.

14.     Financial Instruments

We use derivative instruments to manage our foreign exchange exposures, and we have also used derivative instruments to manage our energy cost exposures. All derivative instruments are recognized in the consolidated balance sheets at fair value. Changes in the fair value of derivatives that are not designated as hedges are recognized in earnings as they occur. If the derivative instruments are designated as hedges, depending on their nature, the effective portions of changes in their fair values are either offset in earnings against the changes in the fair values of the items being hedged, or reflected initially in accumulated other comprehensive income (“AOCI”) and subsequently recognized in earnings when the hedged items are recognized in earnings. The ineffective portions of changes in the fair values of derivative instruments designated as hedges are immediately recognized in earnings.

Counterparties to derivative financial instruments expose us to credit-related losses in the event of nonperformance, but we do not expect any counterparties to fail to meet their obligations given their high credit ratings. We also mitigate our risk of material losses by diversifying our selection of counterparties.

Net Investment Hedges

We use euro-denominated borrowings of Nalco Company as a hedge of our net investment in subsidiary companies whose assets, liabilities, and operations are measured using the euro as their functional currency. Because of the high degree of effectiveness between the hedging instruments and the exposure being hedged, fluctuations in the value of the euro-denominated debt due to exchange rate changes are offset by changes in the net investment. Accordingly, changes in the value of the euro-denominated debt are recognized in foreign currency translation adjustments, a component of AOCI, to offset changes in the value of our net investment in subsidiary companies whose financial statements are measured using the euro as their functional currency.

14.     Financial Instruments (continued)

The carrying value of euro-denominated debt designated as a net investment hedge was $267.4 million and $287.7 million at December 31, 2010 and 2009, respectively. Gains and losses from the net investment hedge reported as a component of other comprehensive income in the foreign currency translation adjustments account for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Gain (loss) before tax	$20.3	$(22.4)	$35.1
Income tax (benefit)	7.6	(8.6)	13.6

Net gain (loss)	$12.7	$(13.8)	$21.5

We formally assess, on a quarterly basis, whether the euro-denominated debt is effective at offsetting changes in the value of the underlying exposure. No hedge ineffectiveness was recorded in earnings during 2010, 2009, and 2008.

Cash Flow Hedges

We have used derivative instruments such as foreign exchange forward contracts to hedge the variability of the cash flows from certain forecasted royalty payments due to changes in foreign exchange rates, and we have used commodity forward contracts to manage our exposure to fluctuations in the cost of natural gas used in our business. These instruments are designated as cash flow hedges, with changes in their fair values included in AOCI to the extent the hedges are effective. Amounts included in AOCI are reclassified into earnings in the same period during which the hedged transaction is recognized in earnings. Changes in fair value representing hedge ineffectiveness are recognized in current earnings. No derivative instruments were designated as a cash flow hedge at December 31, 2010 and 2009, and no cash flow hedges were discontinued during 2010, 2009 and 2008.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in current earnings. No derivative instruments were designated as a fair value hedge at December 31, 2010 and 2009.

Derivatives Not Designated as Hedging Instruments

We use foreign currency contracts to offset the impact of exchange rate changes on recognized assets and liabilities denominated in non-functional currencies, including intercompany receivables and payables. The gains or losses on these contracts, as well as the offsetting losses or gains resulting from the impact of changes in exchange rates on recognized assets and liabilities denominated in non-functional currencies, are recognized in current earnings.

Derivative instruments are not held or issued for trading or speculative purposes.

The notional amounts of derivative instruments outstanding as of December 31, 2010 and 2009 were as follows:

	2010	2009
Derivatives designated as hedges:
Foreign exchange contracts	$—	$—
Commodity contracts	—	—

Total derivatives designated as hedges	—	—
Derivatives not designated as hedges:
Foreign exchange contracts	87.9	119.4

Total derivatives	$87.9	$119.4

14.     Financial Instruments (continued)

The fair value and balance sheet presentation of derivative instruments as of December 31, 2010 and 2009 were as follows:

	Balance Sheet Location	2010	2009
Asset derivatives:
Derivatives not designated as hedges:
Foreign exchange contracts	Prepaid expenses, taxes and other current assets	$1.1	$0.3

		$1.1	$0.3

Liability derivatives:
Derivatives not designated as hedges:
Foreign exchange contracts	Other current liabilities	$0.3	$0.9

		$0.3	$0.9

The impact on AOCI and earnings for the years ended December 31, 2010 and 2009 from derivative instruments that qualified as cash flow hedges was as follows:

	Location	2010	2009
Unrealized gain (loss) recognized into AOCI (effective portion):
Commodity contracts	AOCI (equity)	$—	$(1.8)
Foreign exchange contracts	AOCI (equity)	—	—

		$—	$(1.8)

Gain (loss) reclassified from AOCI into earnings (effective portion):
Commodity contracts	Cost of product sold	$—	$(4.9)
Foreign exchange contracts	Other income (expense), net	—	2.0

		$—	$(2.9)

The impact on earnings for the years ended December 31, 2010 and 2009 from derivative instruments that were not designated as hedges was as follows:

	Location	2010	2009
Gain (loss) recognized in earnings:
Foreign exchange contracts	Other income (expense), net	$6.5	$(2.9)

15.    Fair Value Measurements

Authoritative guidance issued by the FASB defines fair value as the price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels:

Level 1 — Quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 — Observable inputs other than quoted prices in active markets.

Level 3 — Unobservable inputs for which there is little or no market data available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

15.    Fair Value Measurements (continued)

Assets and Liabilities Measured at Fair Value

Assets and liabilities measured at fair value on a recurring basis were as follows:

	Balance December 31, 2010	Level 1	Level 2	Level 3
Assets:
Foreign exchange forward contracts	$1.1	$—	$1.1	$—
Money market funds held in rabbi trusts	12.5	12.5	—	—

	$13.6	$12.5	$1.1	$—

Liabilities:
Foreign exchange forward contracts	$0.3	$—	$0.3	$—
Contingent consideration	20.1	—	—	20.1

	$20.4	$—	$0.3	$20.1

	Balance December 31, 2009	Level 1	Level 2	Level 3
Assets:
Foreign exchange forward contracts	$0.3	$—	$0.3	$—
Money market funds held in rabbi trusts	0.8	0.8	—	—

	$1.1	$0.8	$0.3	$—

Liabilities:
Foreign exchange forward contracts	$0.9	$—	$0.9	$—
Contingent consideration	12.6	—	—	12.6

	$13.5	$—	$0.9	$12.6

Foreign exchange forward contracts are classified within Level 2 because these contracts are not actively traded but are valued using quoted forward foreign exchange prices at the reporting date. Money market funds held in rabbi trusts are classified within Level 1 because they are valued using quoted prices in active markets.

For business acquisitions after December 31, 2008, contingent consideration obligations are recognized and measured at fair value at the acquisition date. After initial recognition, contingent consideration obligations are remeasured at fair value, with changes in fair value recognized in earnings. Contingent consideration obligations are classified within Level 3 because fair value is measured based on the probability-weighted present value of the consideration expected to be transferred.

Changes in the fair value of contingent consideration obligations for the years 2010 and 2009 were as follows:

	2010	2009
Balance at beginning of year	$12.6	$—
Liabilities recognized at acquisition date	6.5	13.3
Losses (gains) recognized in earnings	1.0	(0.7)

Balance at end of year	$20.1	$12.6

15.    Fair Value Measurements (continued)

Financial Instruments

The carrying values of cash and cash equivalents, trade accounts receivable, accounts payable and short-term debt approximate their fair values at December 31, 2010 and 2009, because of the short-term maturities and nature of these balances.

The estimated fair value of long-term debt at December 31, 2010 and 2009 was $2,864.9 million and $2,769.7 million, respectively, and the related carrying value was $2,782.0 million and $2,714.3 million, respectively. The fair value of our fixed-rate borrowings was estimated based on their quoted market prices. The carrying value of amounts outstanding under our senior secured credit facilities is considered to approximate fair value because interest accrues at rates that fluctuate with interest rate trends. The carrying value of other long-term debt outstanding also approximates fair value due to the variable nature of their interest rates.

16.    Restructuring Expenses

We continuously redesign and optimize our business and work processes, and restructure our organization accordingly. During the year ended December 31, 2009, plans were approved to set a lower cost base through restructuring actions, primarily in Europe. As a result, we recognized $47.8 million of restructuring costs in 2009, which included $27.1 million in charges for employee severance and related costs, reflecting a reduction in force of more than 300 positions. In addition, certain long-lived assets held and used were written down to their estimated fair value, resulting in an impairment loss of $20.2 million. The fair value of the assets was measured using a combination of market participant inputs and internal cash flow estimates (i.e., Level 3 in the fair value hierarchy established by authoritative guidance issued by the FASB for fair value measurements). We also recognized $0.5 million of losses on assets disposed of as part of our restructuring activities.

Restructuring expenses, representing mostly employee severance and related costs, for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Restructuring expenses	$2.6	$47.8	$33.4

16.    Restructuring Expenses (continued)

Restructuring accruals of $11.5 million and $29.5 million as of December 31, 2010 and 2009, respectively, were included in other current liabilities on the consolidated balance sheet. All restructuring-related payments in 2010, 2009 and 2008 were funded with cash from operations, and we expect that future payments also will be funded with cash from operations. The following table summarizes the activity for the restructuring charges discussed above and the related accrual:

	Severance, Termination Benefits and Other	Asset Impairments and Disposals	Total
Balance as of January 1, 2008	$8.4	$—	$8.4
Charges to restructuring expense	33.4	—	33.4
Cash payments	(11.5)	—	(11.5)
Currency translation adjustments	(2.1)	—	(2.1)

Balance as of December 31, 2008	28.2	—	28.2
Charges to restructuring expense	27.1	20.7	47.8
Cash payments	(26.5)	—	(26.5)
Asset writedowns and disposals	—	(20.7)	(20.7)
Currency translation adjustments	0.7	—	0.7

Balance as of December 31, 2009	29.5	—	29.5
Charges (credits) to restructuring expense	10.6	(3.2)	7.4
Reversal of previously accrued amounts	(4.8)	—	(4.8)
Cash payments	(21.8)	—	(21.8)
Gain on asset disposals	—	3.2	3.2
Currency translation adjustments	(2.0)	—	(2.0)

Balance as of December 31, 2010	$11.5	$—	$11.5

17.    Summary of Other Income (Expense), Net

The components of other income (expense), net in the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 include the following:

	2010	2009	2008
Loss on early extinguishment of debt	$(27.4)	$(20.5)	$—
Franchise taxes	(1.0)	(0.9)	0.1
Equity in earnings of unconsolidated subsidiaries	1.5	0.6	0.3
Foreign currency exchange adjustments	(17.8)	1.9	(10.7)
Other income (expense), net	(0.4)	1.3	(7.1)

	$(45.1)	$(17.6)	$(17.4)

Foreign currency exchange adjustments

Effective January 1, 2010, Venezuela’s economy was designated as highly inflationary under U.S. generally accepted accounting principles, since it had experienced a rate of general inflation in excess of 100% over the latest three-year period. Accordingly, the functional currency of our subsidiary company in Venezuela was changed to the U.S. dollar, and all gains and losses resulting from the remeasurement of its financial statements since January 1, 2010 were recorded in the statement of operations. Our Venezuelan subsidiary accounted for approximately 2% of our consolidated net sales for each of the years ended December 31, 2010 and 2009.

On January 8, 2010, the Venezuelan government announced the devaluation of the bolivar fuerte and the establishment of a two-tier exchange structure. As a result, the official exchange rate changed from 2.15 to 2.60 for essential items and 4.30 for non-essential items. We remeasured our Venezuelan subsidiary’s balance sheet accounts to reflect the devaluation by using the exchange rate for non-essential items, which resulted in a foreign exchange loss of $23.2 million. Because about half of the

17.    Summary of Other Income (Expense), Net (continued)

products imported by our Venezuelan subsidiary were classified as essential, this loss was subsequently reduced by approximately $7.8 million of foreign exchange gains that were recognized when payments were made using the exchange rate for essential products. We remeasure the financial statements of our Venezuelan subsidiary at the 4.30 exchange rate, the rate at which we expect to remit dividends.

In December 2010, the Venezuelan government announced the elimination of the two-tier exchange rate structure, effective January 1, 2011, and the official exchange rate of 4.30 was established for substantially all items. As a result, the exchange rate for essential items cannot be used for our unsettled amounts at December 31, 2010. The elimination of the two-tier rate structure did not have a significant impact on our financial position or results of operations.

18.    Earnings Per Share

Basic earnings per share is computed by dividing net earnings attributable to Nalco Holding Company common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

Basic and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 were calculated as follows:

(in millions)	2010	2009	2008
Numerator for basic and diluted earnings per share attributable to Nalco Holding Company common shareholders:
Net earnings (loss) attributable to Nalco Holding Company	$196.2	$60.5	$(342.6)

Denominator for basic earnings per share – weighted average common shares outstanding	138.3	138.2	140.1
Effect of dilutive securities:
Share-based compensation plans	1.1	0.4	—

Denominator for diluted earnings per share	139.4	138.6	140.1

There were 0.3 million shares, 0.5 million shares and 2.4 million shares potentially issuable under share-based compensation plans at December 31, 2010, 2009 and 2008, respectively, that were excluded from our diluted earnings per share computation, as the effect of including such shares would be anti-dilutive.

19.    Segment Information

We provide integrated water treatment and process improvement services for industrial and institutional applications, using technologically advanced solutions, combining chemical products and equipment, and consistent, reliable on-site service and expertise.

These solutions and services enable our customers to improve production yields, lower manufacturing costs, extend asset lives and maintain environmental standards at costs that represent a small share of their overall production expense.

We operate three reportable segments:

Water Services — This segment serves the global water treatment and process chemical needs of the industrial, institutional, and municipal markets.

Paper Services — This segment serves the process chemicals and water treatment needs of the global pulp and paper industry.

19.    Segment Information (continued)

Energy Services — This segment serves the process chemicals and water treatment needs of the global petroleum and petrochemical industries in both upstream and downstream applications.

We evaluate the performance of our segments based on “direct contribution”, which is defined as net sales, less cost of products sold, selling and service expenses, marketing expenses, and research expenses directly attributable to each segment. There are no intersegment revenues.

Net sales by reportable segment for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Water Services	$1,809.6	$1,636.3	$1,890.5
Paper Services	755.2	683.5	794.7
Energy Services	1,685.7	1,427.0	1,527.2

Net sales	$4,250.5	$3,746.8	$4,212.4

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Segment direct contribution:
Water Services	$352.5	$315.3	$364.2
Paper Services	127.9	119.4	104.3
Energy Services	394.8	321.3	319.1

Total segment direct contribution	875.2	756.0	787.6

Expenses not allocated to segments:
Administrative expenses	246.8	256.4	203.5
Amortization of intangible assets	43.2	47.9	56.8
Restructuring expenses	2.6	47.8	33.4
Gain on divestiture	—	—	(38.1)
Impairment of goodwill	4.9	—	544.2

Operating earnings (loss)	577.7	403.9	(12.2)
Other income (expense), net	(45.1)	(17.6)	(17.4)
Interest income	4.3	3.9	8.3
Interest expense	(231.9)	(254.5)	(258.8)

Earnings (loss) before income taxes	$305.0	$135.7	$(280.1)

Administrative expenses primarily represent the cost of support functions, including information technology, finance, human resources and legal, as well as expenses for support facilities, executive management and management incentive plans.

We have a single supply chain function that serves all the reportable segments. As such, asset and capital expenditure information by reportable segment has not been reported and is not available, since we do not produce such information internally. In addition, although depreciation expense is a component of each reportable segment’s direct contribution, it is not discretely identifiable.

19.    Segment Information (continued)

Net sales by geographic region for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
United States	$2,081.1	$1,799.5	$2,028.2
Other Americas	451.3	396.4	411.1
Europe/Middle East/Africa	1,010.5	960.4	1,154.3
Asia/Pacific	707.6	590.5	618.8

	$4,250.5	$3,746.8	$4,212.4

Long-lived assets by geographic region as of December 31, 2010 and 2009 were as follows:

	2010	2009
United States	$2,208.7	$2,168.6
Other Americas	353.3	333.0
Europe/Middle East/Africa	846.0	871.2
Asia/Pacific	381.0	347.2

	$3,789.0	$3,720.0

Net sales by geographic area were determined based on origin of sale. Geographic data on long-lived assets is based on physical location of those assets. There were no sales from a single foreign country or customer that were material to our consolidated net sales.

20.    Contingencies and Litigation

Various claims, lawsuits and administrative proceedings are pending or threatened against us, arising from the ordinary course of business with respect to commercial, contract, intellectual property, product liability, employee, environmental and other matters. Historically, these matters have not had a material impact on our consolidated financial position. However, we cannot predict the outcome of any litigation or the potential for future litigation.

We have been named as a potentially responsible party (“PRP”) by the Environmental Protection Agency (“EPA”) or state enforcement agencies at seven waste sites where some financial contribution is or may be required. These agencies have also identified many other parties who may be responsible for clean up costs at these waste disposal sites. We are also remediating a small ground contamination that we discovered at our plant in Pilar, Argentina. Our financial contribution to remediate these sites is not expected to be material. There has been no significant financial impact on us up to the present, nor is it anticipated that there will be in the future, as a result of these matters. We have made and will continue to make provisions for these costs if our liability becomes probable and when costs can be reasonably estimated.

Our undiscounted reserves for known environmental cleanup costs were $2.2 million at December 31, 2010. These environmental reserves represent our current estimate of our proportional clean-up costs and are based upon negotiation and agreement with enforcement agencies, our previous experience with respect to clean-up activities, a detailed review by us of known conditions, and information about other PRPs. They are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although we cannot determine whether or not a material effect on future operations is reasonably likely to occur, given the evolving nature of environmental regulations, we believe that the recorded reserve levels are appropriate estimates of the potential liability. Although settlement will require future cash outlays, it is not expected that such outlays will materially impact our liquidity position.

20.    Contingencies and Litigation (continued)

Expenditures for the year ended December 31, 2010, relating to environmental compliance and clean up activities, were not significant.

We have been named as a defendant in lawsuits based on claimed involvement in the supply of allegedly defective or hazardous materials and the claimed presence of hazardous substances at our plants. We have also been named as a defendant in lawsuits where our products have not caused injuries, but the claimants seek amounts so they might be monitored in the future for potential injuries arising from our products. The plaintiffs in these cases seek damages for alleged personal injury or potential injury resulting from exposure to our products or other chemicals. These matters have had a de minimis impact on our business historically, and we do not anticipate these matters will present any material risk to our business in the future. Notwithstanding, we cannot predict the outcome of any such lawsuits or the involvement we might have in these matters in the future.

In the ordinary course of our business, we are also a party to a number of lawsuits and are subject to various claims relating to trademarks, employee matters, contracts, customer claims, negligence, transactions, chemicals and other matters, the outcome of which, in our opinion, should not have a material effect on our consolidated financial position.

However, we cannot predict the outcome of any litigation or the potential for future litigation. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs. We maintain accruals where the outcome of the matter is probable and can be reasonably estimated.

Matters Related to Deepwater Incident Response

On April 22, 2010, the deepwater drilling platform, the Deepwater Horizon, operated by a subsidiary of BP plc, sank in the Gulf of Mexico after a catastrophic explosion and fire that began on April 20, 2010. A massive oil spill resulted. Approximately one week following the incident, subsidiaries of BP plc, under the authorization of the responding federal agencies, formally requested Nalco Company, an indirect subsidiary of Nalco Holding Company, to supply large quantities of COREXIT 9500, a Nalco oil dispersant product listed on the U.S. EPA National Contingency Plan Product Schedule. Nalco Company responded immediately by providing available COREXIT and increasing production to supply the product to BP’s subsidiaries for use, as authorized and directed by agencies of the federal government. Prior to the incident, Nalco Holding Company and its subsidiaries had not provided products or services or otherwise had any involvement with the Deepwater Horizon platform. On July 15, 2010, BP announced that it had capped the leaking well, and the application of dispersants by the responding parties ceased shortly thereafter.

On May 1, 2010, the President appointed retired U.S. Coast Guard Commandant Admiral Thad Allen to serve as the National Incident Commander in charge of the coordination of the response to the incident at the national level. EPA directed numerous tests of all the dispersants on the National Contingency Plan Product Schedule, including those provided by Nalco Company, “to ensure decisions about ongoing dispersant use in the Gulf of Mexico are grounded in the best available science.” We cooperated with this testing process and continued to supply COREXIT 9500, as requested by BP and government authorities. After review and testing of a number of dispersants, on June 30, 2010, and on August 2, 2010, EPA released toxicity data for eight oil dispersants.

The use of dispersants by the responding parties has been one tool used by the government and BP to avoid and reduce damage to the Gulf area from the spill. Since the spill occurred, EPA and other federal agencies have closely monitored conditions in areas where dispersant has been applied. We have encouraged ongoing monitoring and review of COREXIT and other dispersants and have cooperated fully with the governmental review and approval process. However, in connection with its provision of COREXIT, Nalco Company has been named in several lawsuits as described below.

20.    Contingencies and Litigation (continued)

Putative Class Action Litigation

In June, July and August 2010, Nalco Company was named, along with other unaffiliated defendants, in six putative class action complaints filed in either the United States District Court for the Eastern District of Louisiana (Parker, et al. v. Nalco Company, et al., Civil Action No. 2:10-cv-01749-CJB-SS; Harris, et al. v. BP, plc, et al., Civil Action No. 2:10-cv-02078-CJB-SS), the United States District Court for the Southern District of Alabama, Southern Division (Lavigne, et al. v. BP PLC, et al., Civil Action No. 1:10-cv-00222-KD-C; Wright, et al. v. BP, plc, et al., Civil Action No. 1:10-cv-00397-B) or the United States District Court for the Northern District of Florida, Pensacola Division (Walsh, et al. v. BP, PLC, et al., Civil Action No. 3:10-cv-00143-RV-MD; Petitjean, et al. v. BP, plc, et al., Civil Action No. 3:10-cv-00316-RS-EMT) on behalf of various potential classes of persons who live and work in or derive income from the Coastal Zone. The Parker, Lavigne and Walsh cases have since been voluntarily dismissed. Each of the remaining actions contains substantially similar allegations, generally alleging, among other things, negligence relating to the use of our COREXIT dispersant in connection with the Deepwater Horizon oil spill. The plaintiffs in each of these putative class action lawsuits are generally seeking awards of unspecified compensatory and punitive damages, and attorneys’ fees and costs.

Other Related Claims

In July, August, September, October and December 2010, Nalco Company was also named, along with other unaffiliated defendants, in eight complaints filed by individuals in either the United States District Court for the Eastern District of Louisiana (Ezell v. BP, plc, et al., Civil Action No. 2:10-cv-01920-KDE-JCW), the United States District Court for the Southern District of Alabama, Southern Division (Monroe v. BP, plc, et al., Civil Action No. 1:10-cv-00472-M; Hill v. BP, plc, et al., Civil Action No. 1:10-cv-00471-CG-N; Hudley v. BP, plc, et al., Case No 10-cv-00532-N), the United States District Court for the Northern District of Florida, Tallahassee Division (Capt Ander, Inc. v. BP, plc, et al., Civil Action No. 4:10-cv-00364-RH-WCS), the United States District Court for the Southern District of Mississippi, Southern Division (Trehern v. BP, plc, et al., Civil Action No. 1:10-cv-00432-HSO-JMR) or the United States District Court for the Southern District of Texas (Chatman v. BP Exploration & Production, Case No. 10-cv-04329; Brooks v. Tidewater Marine LLC, et al., Case No. 11-cv-00049). The complaints generally allege, among other things, negligence and injury resulting from the use of our COREXIT dispersant in connection with the Deepwater Horizon oil spill. The complaints seeks unspecified compensatory and punitive damages, and attorneys’ fees and costs. The Chatman case was voluntarily dismissed. Nalco, the incident defendants and the other responder defendants have also been named as a third party defendant by Transocean Deepwater Drilling, Inc. and its affiliates (In re the Complaint and Petition of Triton Asset Leasing GmbH, et al, MDL No. 2179, Civil Action 10-2771).

All of the cases pending against Nalco Company have been administratively transferred for pre-trial purposes to a judge in the United States District Court for the Eastern District of Louisiana with other related cases under In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, Case No. 10-md-02179 (E.D. La.) (the “MDL”). Nalco has not yet been served in Harris, et al. v. BP plc, et al. or in Petitjean, et al. v. BP, plc, et al. Pursuant to orders issued by Judge Barbier in the MDL, the claims have been consolidated in several master complaints, including one naming Nalco and others who responded to the Gulf Oil Spill (known as the “B3 Bundle”). Plaintiffs are required by Judge Barbier to prepare a list designating previously-filed lawsuits that assert claims within the B3 Bundle regardless of whether the lawsuit named each defendant named in the B3 Bundle master complaint. We have received a draft list from the plaintiffs’ steering committee. The draft list identifies fifteen cases in the B3 Bundle, some of which are putative class actions. Six cases previously filed against Nalco are not included in the B3 Bundle.

We believe the claims are without merit and intend to defend these lawsuits vigorously. We also believe that we have rights to contribution and/or indemnification (including legal expenses) from third parties. However, we cannot predict the outcome of these lawsuits, the involvement we might have in these matters in the future or the potential for future litigation.

21.    2010 Quarterly Results of Operations (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
2010
Net sales	$956.6	$1,086.6	$1,088.3	$1,119.0
Cost of product sold	514.8	592.3	602.2	627.4
Restructuring expenses	1.5	0.7	(0.3)	0.7
Earnings before income taxes	47.7	98.7	98.4	60.2
Net earnings	26.1	56.9	60.9	57.8
Net earnings attributable to Nalco Holding Company	25.2	56.7	58.9	55.4
Net earnings per share attributable to Nalco Holding Company common shareholders:
Basic	$0.18	$0.41	$0.43	$0.40
Diluted	$0.18	$0.41	$0.42	$0.40

	First Quarter	Second Quarter (2)	Third Quarter (3)	Fourth Quarter (2)
2009
Net sales	$868.4	$913.1	$957.0	$1,008.3
Cost of product sold	489.4	502.7	505.4	543.4
Restructuring expenses	0.3	43.9	2.7	0.9
Earnings (loss) before income taxes	36.3	(29.1)	53.9	74.6
Net earnings (loss)	24.7	(27.3)	29.5	41.0
Net earnings (loss) attributable to Nalco Holding Company	23.2	(29.2)	28.0	38.5
Net earnings (loss) per share attributable to Nalco Holding Company common shareholders:
Basic	$0.17	$(0.21)	$0.20	$0.28
Diluted	$0.17	$(0.21)	$0.20	$0.28

(1)	Earnings before income taxes includes the impact of a loss on extinguishment of debt of $27.4 million and the impact of a $4.9 million charge for the impairment of goodwill.
(2)	Earnings (loss) before income taxes includes the impact of a loss on extinguishment of debt of $16.4 million and $4.1 million in the second quarter of 2009 and fourth quarter of 2009, respectively.
(3)	Earnings (loss) before income taxes includes the impact of a $20.6 million settlement loss attributable to the principal domestic pension plan.

22.    Subsequent Events

On January 6, 2011, we announced that we had entered into a definitive agreement to sell our marine chemicals business to Norway’s Wilhelmsen Ships Service for approximately $41.0 million. The sale, which closed on February 1, 2011, included goodwill, customer relationships, products and dedicated marine chemicals employees. The sale did not include any supply chain-related assets.

On January 26, 2011, we announced that we had sold our personal care products business to Lubrizol Corporation for $166.0 million. The sale included goodwill, customer relationships, dedicated personal care products employees and other related assets. The sale did not include any supply chain-related assets. We will continue to supply certain products to Lubrizol relating to the personal care products business.

The total estimated after-tax gain on the sale of these two businesses is expected to range from $75 million to $85 million, which would increase diluted earnings per share by an estimated 54 cents per share to 61 cents per share.

The marine chemicals and personal care products businesses were not presented as discontinued operations because their operations and cash flows were not clearly distinguished from the rest of the entity. The assets sold in these two transactions, consisting mostly of goodwill and customer relationships, were not separately classified as held for sale, because the amounts were not material relative to the total balances of the respective assets at December 31, 2010.